UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYS Investments, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

March 31, 2017

Dear Stockholder:

The 2017 annual meeting of stockholders of CYS Investments, Inc. will be held on Friday, May 12, 2017 at 9:00 a.m., Eastern Daylight Time, at Goulston & Storrs, 50 Rowes Wharf, 7th Floor, Boston, Massachusetts.

Please read the notice of meeting and proxy statement accompanying this letter carefully so that you will be informed of what you are being asked to vote on at the meeting and what you will need to do if you want to attend the meeting in person.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials via the Internet. Accordingly, we are sending a notice regarding the Internet availability of proxy materials (the “Notice”) on or about March 31, 2017 to our stockholders of record on March 15, 2017. The Notice contains instructions regarding how to access our proxy statement and annual report via the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report if you so desire.

Your vote is important. Please vote as soon as possible even if you plan to attend the annual meeting. The Notice and the proxy statement contain instructions on how you can vote your shares via the Internet, telephone, or mail. If you need assistance to attend the meeting due to disability, please call us at (617) 639-0440 at least one week before the meeting.

Thank you for your interest in CYS.

Very truly yours,

Kevin E. Grant

Chairman, Chief Executive Officer

      and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND	Friday, May 12, 2017
TIME:	9:00 a.m., Eastern Daylight Time (EDT)

PLACE:	Goulston & Storrs
50 Rowes Wharf, 7th Floor
Boston, Massachusetts 02110-3333

ITEMS OF BUSINESS:	(1)	Elect as directors the eight nominees named in the accompanying proxy statement;
	(2)	Vote on an advisory resolution to approve executive compensation;
	(3)	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017; and
	(4)	Consider any other business properly brought before the meeting, or any adjournment or postponement thereof.

WHO CAN	You may vote only if you owned shares of common stock at the close of business on
VOTE:	March 15, 2017, the record date.

**PLEASE VOTE NOW**	YOUR VOTE IS IMPORTANT	**PLEASE VOTE NOW**

Stockholders of record at the close of business on March 15, 2017 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please vote your shares as promptly as possible via the Internet, telephone, or by signing, dating, and returning your proxy card. Voting promptly reduces the risk that the Annual Meeting is adjourned due to a lack of a quorum, and saves the Company the expense of a second mailing or telephone campaign. Voting via the Internet or by telephone also reduces postage and proxy tabulation costs.

Please note that New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted in proposals (1) and (2). Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

MEETING ADMISSION:	If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at ir@cysinv.com or by phone at (617) 639-0440. Attendance at the Annual Meeting is limited to persons who register in advance and present proof of stock ownership as of the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must obtain a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:	Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2017: CYS’s 2017 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2016 are available at http://www.edocumentview.com/cys.

By Order of the Board of Directors,

Thomas A. Rosenbloom,

Corporate Secretary

This Notice and the accompanying Proxy Statement, 2016 Annual Report, and Proxy Card

or voting instruction form were first made available to stockholders beginning on or about March 31, 2017.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

CYS INVESTMENTS 2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday, May 12, 2017
at 9:00 a.m., EDT

Place:	Goulston & Storrs
50 Rowes Wharf, 7th Floor
Boston, Massachusetts 02110-3333

ITEMS OF BUSINESS AND VOTING RECOMMENDATIONS

Items for Vote	Board Recommendation
1. Elect eight directors	FOR all nominees

2. Advisory resolution to approve executive compensation (say on pay)	FOR

3. Ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for 2017	FOR

In addition, stockholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

VOTING AND ADMISSION TO CYS 2017 ANNUAL MEETING OF STOCKHOLDERS

Voting. Stockholders as of the record date, March 15, 2017, will be entitled to vote. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our Annual Meeting.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

Accessing the Internet	Calling toll-free from the United States, U.S. territories and Canada	Mailing your signed proxy or voting instruction form

Check your Notice or your proxy or voting instruction form for the web address of our Internet voting site and toll-free telephone voting number.

Each stockholder’s vote is important. Please submit your vote and proxy via the Internet, by telephone, or complete, sign, date and return your proxy or voting instruction form.

CYS Investments Inc. 2017 Proxy Statement        i

ITEM 1 – ELECTION OF DIRECTORS

The table below provides a summary of information about each director nominee for election at the Annual Meeting. The Board of Directors (the “Board”) recommends that you vote FOR each of the following nominees.

Nominee†	Age	Director Since	Independent	Principal Occupation or Affiliation	Committee Memberships
					AC	CC	NCGC

Tanya S. Beder	61	2012	Yes	Chairman & CEO of SBCC Group Inc.

Kevin E. Grant*	56	2006	No	Chairman, CEO & President, CYS

Karen Hammond	60	2014	Yes	Retired executive of Devonshire Investors

Stephen P. Jonas	64	2009	Yes	Retired executive of Fidelity Investments

Raymond A. Redlingshafer, Jr.	61	2006	Yes	Senior Managing Director of Clayton Holdings

Dale A. Reiss	69	2015	Yes	Managing Director of Artemis Advisors, LLC

James A. Stern	66	2006	Yes	Chairman of The Cypress Group

David A. Tyson	59	2006	Yes	President of RiversEdge Portfolio Advisors

*	=	Chairman

	=	Lead Independent Director

AC	=	Audit Committee; CC = Compensation Committee; NCGC = Nominating and Corporate Governance Committee

	=	Chair

	=	Member

†	=	Jeffrey P. Hughes currently serves as a non-executive, independent member of our Board, our Compensation Committee, and our Nominating and Corporate Governance Committee. Mr. Hughes has decided to retire from the Board and not stand for re-election as a member of the Board at the Annual Meeting.

CYS Investments Inc. 2017 Proxy Statement        ii

STOCKHOLDER OUTREACH AND CORPORATE GOVERNANCE PRACTICES

Stockholder Outreach

•	The Company participated in an investor outreach program in the summer and fall of 2016 with the Company’s 40 largest institutional investors, representing approximately 52% of the Company’s outstanding voting securities as of the time of the initial outreach effort, to discuss and obtain feedback on executive compensation and corporate governance matters.

Corporate Governance Highlights

•	Held 16 Board meetings in 2016.

•	Independent directors held 11 meetings in executive session.

•	All CYS directors serve on four or fewer public company boards. One director is a public company CEO, and he serves solely on our Board.

•	Compensation “Clawback” Policy. Bonuses and incentive or equity-based compensation paid to executive officers and employees whose fraud or misconduct causes, or contributes to, a restatement of the Company’s reported financial or operating results are subject to recoupment via the Company’s compensation “clawback” policy.

•	Robust stock ownership and retention policies for non-management directors and executive officers.

•	Policy Prohibiting Pledging and Hedging. Directors and executive officers are prohibited from engaging in short-selling, pledging, or hedging transactions in the Company’s securities.

•	Annual Board and Committee Self-Evaluations.

Director Elections

•	Annual election of all directors.

•	Majority voting with Director Resignation Policy.

Board Independence

•	Seven of eight director nominees are independent.

•	All Board committees consist solely of independent directors.

•	Lead Independent Director – Stephen P. Jonas.

•	Four independent directors have been determined to be “audit committee financial experts”, and six independent directors have been determined to be financially literate.

Governance Documents

Governance policies and other governance documents are available on the Company’s website at: http://www.cysinv.com.

See “Corporate Governance Matters” for a detailed discussion of the Company’s governance policies and matters.

CYS Investments Inc. 2017 Proxy Statement        iii

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

General

CYS Investments, Inc. (the “Company,” “we,” “us,” and “our”) is a specialty finance company created to achieve consistent risk-adjusted investment income. We seek to achieve our objective by investing on a leveraged basis primarily in agency residential mortgage-backed securities (“Agency RMBS”) for which the principal and interest payments are guaranteed by a government-sponsored enterprise, such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or by a U.S. government agency, such as the Government National Mortgage Association (collectively, “GSEs”). We may also invest in debt securities issued by the United States Department of Treasury (“U.S. Treasuries”).

Our net interest income is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We have elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Highlighted below are the Company’s 2016 performance and compensation decisions for our named executive officers, who are Kevin E. Grant, our Chief Executive Officer, Chief Investment Officer, President, and Founder, Frances R. Spark, our former Chief Financial Officer and Treasurer, Jack DeCicco, our current Chief Financial Officer and Treasurer, Richard E. Cleary, our Chief Operating Officer, and Thomas A. Rosenbloom, our Executive Vice President of Business Development, General Counsel, and Secretary.

2016 Company Performance Highlights

•	Total dividends on common shares of $1.01 per share representing an annualized dividend yield of 13.06% using the closing price per common share of $7.73 on December 31, 2016.

•	Continued operating as one of the most efficient among our peers with an expense ratio of 1.23% of average stockholder equity, excluding the effects of $2.6 million of non-recurring costs (1.39% with non-recurring costs).

•	Continued actively monitoring, repositioning, and managing the investment portfolio, structure of our borrowings and our hedge positions. Select 2016 highlights follow:

•	As Agency RMBS prices rose during the first half of 2016, we identified certain holdings that were overpriced given their prepayment risks, and we sold and replaced these securities with better prepayment protected mortgage-backed securities.

•	Subsequent to the U.S. presidential election, prepayments decelerated as mortgage rates rose and seasonal factors took effect. In response to this, during the fourth quarter of 2016, we recycled out of lower coupon Agency RMBS into higher current production coupon Agency RMBS, enhancing asset yields and future earnings potential.

•	When compelled by attractive financing opportunities, we purchased U.S. Treasuries, the ultimate prepayment protected securities.

•	We managed borrowing costs by utilizing our extensive sources of financing and our ability to effectively identify and capitalize on opportunities in our markets. We continue to maintain and grow our financing sources, ending 2016 with a broad and diverse group of nearly 50 lenders.

CYS Investments Inc. 2017 Proxy Statement        iv

•	At December 31, 2016, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $0.9 billion, or 61.0% of stockholders’ equity. The Company maintained leverage at conservative levels throughout 2016, ending the year with a leverage ratio of 7.06:1.

•	Repurchased 673,166 shares of the Company’s common stock for an aggregate purchase price of approximately $5.3 million at a weighted-average price of $7.85 per share.

2016 Compensation Summary

2016 was a challenging operating environment in the mortgage-REIT sector, which is uniquely specialized and subject to many forces and factors that are not within our control that may significantly impact the Company’s results of operations and financial condition.

Interest rate trends changed several times during 2016, which will likely be remembered as a tale of two distinct periods: pre- and post-U.S. presidential election. The equity and bond markets started 2016 expecting a number of U.S. Federal Reserve (“Fed”) funds interest rate hikes, but these hawkish expectations softened as growth and inflation outlooks evolved. Most of the year was marked by rates declining and then stabilizing in late summer. The surprise outcome of the U.K. referendum to exit the European Union further reduced expectations for global economic growth. As a result, interest rates fell through the first two quarters of 2016, then held steady at low levels until the fourth quarter, prior to the U.S. presidential election. In November, the widely unanticipated outcome of the U.S. presidential election caused a sharp reversal in interest rate expectations, resulting in a significant increase in rates through year-end. The outcome of the U.S. presidential election gave rise to broadly anticipated changes in fiscal policy including, but not limited to, tax reductions, provisions to incentivize domestic corporations to repatriate liquid assets held overseas, regulatory reform and measures to increase domestic production of energy, manufacturing, and infrastructure spending, which are collectively broadly expected to increase domestic growth and inflation. Prior to the election, the markets were expecting a continuation of current fiscal policies and had priced in a very slow Fed tightening cycle, a continuation of lower long-term interest rates, and low mortgage rates. Post-election through December 31, 2016, we experienced a dramatic increase in the 10-year U.S. treasury yield and a corresponding decline in the price of Agency RMBS. The steepening of the yield curve during the last quarter of 2016 has improved the near-term reinvestment outlook. In addition, money market reform during 2016 served as a tailwind for our business by supporting Agency RMBS repo funding costs, reducing our net hedging cost and increasing our book value. While our Agency RMBS and hedge performance helped increase our book value per share fairly consistently during the first three quarters of 2016, during the fourth quarter of 2016 our book value notably declined.

We believe that our 2016 compensation program aligned our executive officers compensation with our results of operations, financial condition, and long-term interests of our stockholders. Our 2016 compensation is explained, in part, by the following important highlights:

•	Total compensation to the Company’s named executive officers for 2016 performance was modestly increased from their total compensation in 2015, and compared to 2014, total 2016 compensation for our four current executive officers was reduced by 36.4%.

•	Total compensation paid to the Company’s Chief Executive Officer for 2016 performance was approximately (i) 9.6% below his targeted amount, (ii) 17.6% greater than his total compensation in 2015, and (iii) 29% less than his total compensation in 2014.

•	In 2016, the Company’s one-year total stockholder return (“TSR”) (based on changes in stock price and dividends, assuming reinvestment of dividends) was 22.6% and three-year TSR (determined on the same basis) was 55.5%.

CYS Investments Inc. 2017 Proxy Statement        v

Applying our compensation principles and metrics under our 2016 incentive compensation bonus plan (the “2016 Bonus Plan”) to the Company’s 2016 results, consideration of the Company’s performance and the individual performance of the named executive officers, and the other relevant factors described in the Compensation Disclosure and Analysis (the “CD&A”), the Company’s Compensation Committee (the “Compensation Committee”) approved the 2016 compensation shown in the table below for the named executives. As in prior years, cash awards and long-term stock awards were paid in February 2017, and relate to 2016 performance. Accordingly, the table below reflects the amount of total compensation paid to our named executive officers for their work and performance in 2016. Also included in the table below is the 2015 and 2014 compensation for the named executives approved by the Compensation Committee. The table is not a substitute for, and should be read together with the “Summary Compensation Table,” which presents 2016 named executive officer compensation in accordance with Securities and Exchange Commission (“SEC”) disclosure rules and includes additional compensation elements and other important information.

Named Executive Officer		Base Salary		Cash Awards		Long-Term Stock Awards		Other			Total
Kevin E. Grant	2016	$750,000		$1,065,000	(1)	$1,065,000	(2)	$53,000	(3)	$	2,933,000
	2015	750,000		850,000		850,000		53,000			2,503,000
	2014	750,000		1,645,333		1,645,333		52,000			4,092,666
Jack DeCicco	2016	450,269	(5)	205,000	(1)	205,000	(2)	53,000	(3)		913,269
	2015
	2014
Frances R. Spark	2016	500,000	(4)	400,000	(1)	—		53,000	(3)		953,000
	2015	500,000		170,000		170,000		53,000			893,000
	2014	500,000		316,669		316,669		52,000			1,185,338
Richard E. Cleary	2016	450,000		205,500	(1)	205,500	(2)	53,000	(3)		914,000
	2015	450,000		165,000		165,000		53,000			833,000
	2014	450,000		285,002		285,002		52,000			1,072,004
Thomas A. Rosenbloom	2016	450,000		215,000	(1)	215,000	(2)	53,000	(3)		933,000
	2015	450,000		195,000		195,000		53,000			893,000
	2014	450,000		325,502		325,502		52,000			1,153,004

(1)	Awards were paid on February 2, 2017, and relate to 2016 performance.
(2)	Represents the grant date fair value of restricted stock awards made on February 18, 2017 relating to performance in 2016. These restricted stock awards vest over a five year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined in his or her employment agreement) or voluntary resignation without Good Reason (as defined in his or her employment agreement).
(3)	Represents compensation relating to contributions on their behalf to our Simplified Employee Retirement Plan (“SEP”).
(4)	On February 18, 2016, the Company announced Frances R. Spark’s retirement from her positions with the Company, effective as of May 31, 2016. Ms. Spark continued her employment with the Company through February 28, 2017 to transition her duties and responsibilities and assist with various strategic projects.
(5)	Jack DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date of March 7, 2016.

CYS Investments Inc. 2017 Proxy Statement        vi

ITEM 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

The Compensation Committee believes its 2016 compensation decisions were consistent with our compensation principles, will benefit stockholders for short-term and long-term Company performance, and the compensation paid to the named executives for 2016 was reasonable and appropriate. Although your vote is advisory and not binding on the Company, the Board recognizes the importance of our stockholders’ views on executive compensation matters and intends to consider the outcome of this vote when making future compensation decisions for named executives.

The Board recommends that you vote FOR the advisory resolution to approve the compensation paid to the Company’s named executives.

ITEM 3 – RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking our stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2017.

The Board recommends that you vote FOR the ratification of Deloitte as our independent registered public accounting firm for 2017.

CYS Investments Inc. 2017 Proxy Statement        vii

CYS Investments Inc. 2017 Proxy Statement        viii

2017 ANNUAL MEETING OF STOCKHOLDERS

OF

CYS INVESTMENTS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of CYS Investments, Inc. (the “Company,” “we,” “us” or “our”) for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 12, 2017, at 9:00 a.m., Eastern Time, at the offices of Goulston & Storrs, 50 Rowes Wharf, 7th Floor, Boston, Massachusetts 02110, and at any adjournment or postponement of the meeting, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2016 (our “Annual Report”), are first being sent to our stockholders on or about March 31, 2017.

Important Notice Regarding the Availability of Proxy Materials (“Notice”) for the Annual Meeting to Be Held on Friday, May 12, 2017: This proxy statement, the accompanying proxy card, and our Annual Report to stockholders are available on the Internet at http://www.cysinv.com. On our website, you can access this proxy statement, the accompanying proxy card, our Annual Report to stockholders, and any amendments or supplements to the foregoing material required to be furnished to stockholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We solicit proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors, officers and employees may make solicitations by telephone or in person without extra pay. We have retained Georgeson Inc. (“Georgeson”) to assist us in the solicitation of proxies, and will pay Georgeson a proxy solicitation fee in the amount of $10,000 and reimburse Georgeson for its reasonable out of pocket costs and expenses incurred in connection with the solicitation of proxies. We will also pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 15, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.

A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is

CYS Investments, Inc. 2017 Proxy Statement        1

not present. As of the Record Date, 151,707,792 shares of our common stock were issued and outstanding. If less than a majority of our outstanding shares entitled to vote are represented at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original Record Date of March 15, 2017. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole share of our common stock you held as of the Record Date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	You may vote your shares in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares via the Internet as described in the Notice. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy via the Internet, by telephone or by mail. Maryland law provides that a vote via Internet or telephone carries the same validity as your completion and delivery of a proxy card.

In order to vote via the Internet, you must first go to www.envisonreports.com/cys if you are a registered stockholder, or to http://www.proxy.com if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800)-652-VOTE if you are a registered stockholder or 1-(800)-454-VOTE if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by mail, please complete, date, sign and return the proxy card in the self-addressed stamped envelope provided.

Authorizing your proxy by one of the methods described above will not limit your right to attend the Annual Meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you do not provide instructions on a properly submitted proxy, your proxy will vote, as recommended by the Board of Directors, to elect (FOR) the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our named executive officer (“NEO”) compensation as listed in “Proposal 2—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q:	Why did I not receive my proxy materials in the mail?

A:	As permitted by rules of the SEC, we are making this proxy statement and our Annual Report available to our stockholders electronically via the Internet. The “e-proxy” process expedites stockholders’ receipt of proxy materials, and lowers the costs and reduces the environmental impact of our Annual Meeting.

On March 31, 2017, we mailed to stockholders of record as of the close of business on the Record Date the Notice containing instructions to access this proxy statement, our Annual Report and other soliciting materials via the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you previously indicated that you wanted to receive a printed copy. The Notice provides instruction on how to access and review all the important information contained in

CYS Investments, Inc. 2017 Proxy Statement        2

the proxy statement and Annual Report. The Notice also provides instruction on how you may submit your proxy.

Q.	How do I vote my shares that are held by my broker?

A.	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and via the Internet.

Q.	What am I voting on?

A.	You will be voting on:

•	Proposal 1: the election of eight directors to hold office until our 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: an advisory vote on NEO compensation; and

•	Proposal 3: the ratification of the appointment of Deloitte & Touche LLP to act as our independent registered public accounting firm for the year ending December 31, 2017.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” the election of directors, the advisory vote regarding NEO compensation or the ratification of Deloitte & Touche LLP as our independent public accountants, and thus will have no effect on the result of the vote on these proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm. The uncontested election of directors is not considered a “routine” matter for purposes of broker discretionary voting. Additionally, the Securities and Exchange Commission (the “SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote on NEO compensation.

CYS Investments, Inc. 2017 Proxy Statement        3

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.	Proposal	Required Vote to Approve the Proposal

	Election of Directors	A plurality of the votes cast; provided, however, any nominee that fails to receive at least a majority of the shares voted in favor of election to the Board is required to tender his or her resignation as a director.

	Advisory Vote on NEO Compensation	A majority of the votes cast.

	Ratification of the Appointment of our Independent Registered Public Accounting Firm	A majority of the votes cast.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Directors is not aware of any other matters that might be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with their directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our NEO compensation as listed in “Proposal 2—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” as applicable.

Q.	Who has paid for this proxy solicitation?

A.	The Company pays the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

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Q.	What does it mean if I receive more than one proxy card?

A.	It likely means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. Proxies properly submitted by mail, phone or the Internet do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or the Internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s website?

A.	Yes. Our website is http://www.cysinv.com. Although information contained on our web site is not part of this proxy statement, you can view additional information, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

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PROPOSAL 1:  ELECTION OF DIRECTORS

The Board has set eight directors as the number to be elected at the Annual Meeting and has nominated the individuals named below. All nominees are currently directors of the Company, and have been previously elected by our stockholders. The Board has determined each nominee for election as a director at the Annual Meeting is an independent director as discussed below under “Director Independence,” except for Kevin E. Grant, who is the Company’s Chief Executive Officer, Chief Investment Officer, and President.

Jeffrey P. Hughes, a current non-executive, independent member of our Board, has decided to retire and not stand for re-election as a member of the Board at the Annual Meeting. Mr. Hughes will continue to serve as a member of the Board, our Compensation Committee, and our Nominating and Corporate Governance Committee until his current term expires on the date of the Annual Meeting. Mr. Hughes informed the Company that his decision to retire from the Board did not arise from any disagreement on any matter relating to the Company whatsoever.

The Board of Directors recommends a vote FOR each of the nominees.

Directors are elected to hold office until the next annual meeting and until their successors are elected and qualified. All nominees have told us that they are willing to serve as directors. If any nominee is no longer a candidate for director at the Annual Meeting, the proxy holders will vote for the rest of the nominees and may vote for a substitute nominee as the Board may recommend in their discretion. In addition, as described below under “Majority Voting and Director Resignation Policy,” each of the nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board.

The Board and the Nominating and Corporate Governance Committee (sometimes referred to herein as the “NCGC”) conducts assessments of its members’ experience and qualifications to serve on the Board, and has identified certain minimum qualifications for its directors, including having a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role. The Board believes our directors should have substantial experience relevant to serving as a director of our Company, which may include areas such as investments in the Company’s target assets or other fixed income assets, financial management, risk assessment and management, strategic planning, management succession planning, corporate governance, governmental regulation, and business operations. The Board and the NCGC believe that each of our nominees satisfies our director qualification standards and during the course of their business and professional careers has acquired extensive executive management experience in these and other areas. In addition, the Board and the NCGC believe that each nominee brings to the Board his or her own unique diverse background and particular expertise, knowledge, and experience, including as a result of his or her valued service on our Board and its committees, that provide the Board as a whole with the appropriate mix of skills and attributes necessary for the Board to fulfill its oversight responsibility to the Company’s stockholders.

Below we provide information about each of the nominees, including their age and the year in which they first became a director of the Company, their business experience for at least the past five years, the names of other publicly-held companies (other than the Company) where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each nominee should serve as a director for the Company.

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Nominees for Director

Tanya S. Beder, 61    Director since May 2012    Common stock beneficially owned: 41,865 shares

Chair and Chief Executive Officer of SBCC Group Inc. (“SBCC”)

Chair:	Nominating and Corporate Governance Committee
Member:	Audit Committee

•	Professional Experience: Ms. Beder founded SBCC in 1987 as an independent advisory firm to corporate management, institutional investors, and large financial firms. Ms. Beder heads the global strategy, risk, derivatives, and asset management practices of SBCC. Previously, Ms. Beder was CEO of Tribeca Global Management LLC, a $2.6 billion dollar multi-strategy fund with operations in New York, London and Singapore, and Managing Director of Caxton Associates LLC, a $10 billion asset management firm headquartered in New York. Ms. Beder is a Director of the American Century mutual fund complex in Mountain View, California, where she chairs the Risk Committee and serves on the Portfolio Committee. Ms. Beder also founded and served as President of Capital Market Risk Advisors and was a Vice President of The First Boston Corporation (now Credit Suisse) where she focused on mergers and acquisitions in London and New York and then on mortgage-backed securities, derivatives trading and fixed income research. In January 2013, Ms. Beder was appointed to the President’s Circle of the National Academies, after serving six years at the National Academy of Sciences on the Board of Mathematics and their Applications. In academia she holds the appointment Lecturer at Public Policy at Stanford University, is on Columbia University’s Financial Engineering Program Advisory Board, NYU Courant’s Mathematical Finance Advisory Board and is an appointed Fellow of the International Center for Finance at Yale. Ms. Beder has taught numerous courses on the adjunct faculty of Yale, Columbia and the New York Institute of Finance.

•	Consideration for Recommendation: Ms. Beder has extensive experience running and serving on the boards of asset management firms, as well as vast knowledge of and experience in fixed income, derivatives, and operational and risk management, all of which are relevant to the business, operations, and industry in which CYS operates.

Kevin E. Grant, CFA, 56    Director since January 2006    Common stock beneficially owned: 786,029 shares

Chairman, Chief Executive Officer, Chief Investment Officer & President of CYS Investments, Inc.

•	Professional Experience: Mr. Grant has served as our Chairman, Chief Executive Officer and President since he founded the Company in January 2006. Mr. Grant has also served as our Chief Investment Officer since 2011. Mr. Grant formed Sharpridge Capital Management, L.P. (“Sharpridge”), which was one of the sub-advisors to CYS’ former manager, in January 2005. Mr. Grant served as Chief Executive Officer of Sharpridge from its formation until its dissolution in February 2012. Mr. Grant served as the Chief Executive Officer and President of the Company’s former manager from January 2006 until August 2011. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments (“Fidelity”). As a Portfolio Manager of Fidelity, Mr. Grant had both direct and indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

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•	Consideration for Recommendation: Mr. Grant is an expert in the mortgage and mortgage backed securities industries and markets, whose expertise has been gained over a distinguished career as a residential mortgage-backed securities and fixed income portfolio manager. In addition, Mr. Grant has led the Company since its founding, developing a well-managed, seasoned, and experienced executive management team.

Karen Hammond, CFA, 60    Director since October 2014    Common stock beneficially owned: 43,073 shares

Private Investments

Member:	Audit Committee and Compensation Committee

•	Professional Experience: Ms. Hammond served as Managing Director of Devonshire Investors, a private equity group within Fidelity, from 2007 through 2013. From 1993 to 2007, Ms. Hammond held various positions at Fidelity. She was Vice President and Chief Administrative Officer in Equity Research for Fidelity Management & Research Company, Vice President-Associate Group Leader in International Equities for Fidelity Management & Research Company, Chief Operating Officer of Investments in Fidelity Investments Japan, Senior Vice President and Corporate Treasurer at FMR Corp., and Senior Vice President of Investment Services for Fidelity Management & Research Company. Before serving at Fidelity, Ms. Hammond was Treasurer and Chief Financial Officer at the Boston Five Cents Savings Bank. Ms. Hammond serves as a Director of the Nellie Mae Education Foundation and serves as Trustee and Vice Chairman for Simmons College. She also serves as a board member for the Moses Brown School. Ms. Hammond is a Governor for the RISD Museum and is a member of the Board of Trustees for RISD College. Ms. Hammond previously served on the Board for the International Institute of New England.

•	Consideration for Recommendation: Ms. Hammond brings over 30 years of diverse experience in investment management, fixed income and mortgage banking, private equity, corporate treasury, and banking. Through Ms. Hammond’s executive roles, she gained direct investment management experience in portfolio management, investment information and market data, product innovation, operations, technology, finance, and business management.

Stephen P. Jonas, 64    Director since September 2009    Common stock beneficially owned: 89,792 shares

Private Investments

Lead Independent Director

•

Professional Experience: Mr. Jonas retired in 2007 as Executive Director of Fidelity Management & Research Company, the investment management organization of Fidelity, one of the largest mutual fund companies in the United States. Mr. Jonas was a member of Fidelity’s Management Committee and served on Fidelity’s Board of Directors as well as the Board of Trustees of the Fidelity Funds. Mr. Jonas joined Fidelity in 1987 as Vice President of Finance for the retail customer phone operations. He then held a series of senior operational and financial positions, which included Chief Financial Officer of Fidelity Management & Research Company, Chief Financial Officer of Fidelity Brokerage Group and Chief Financial Officer of Fidelity Personal Investments and Brokerage Group. Mr. Jonas served as Executive Vice President and Chief Financial Officer of Fidelity from 1998 to 2002, and Chief Administrative Officer until 2004, when he was named President of Enterprise Operations and Risk Services. He was appointed to his last position in 2005 and retired in 2007, when he was responsible for the investment management of $1.2 trillion of mutual fund assets. Prior to joining Fidelity, Mr. Jonas was with Wang Laboratories in Lowell, Massachusetts from 1978 to

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1987, where he held a series of senior financial and operational positions in the Customer Services Division. Previously, he was Chief Financial Officer for Graphic Systems, Inc. in Hudson, New Hampshire from 1975 to 1978. Mr. Jonas has also previously held positions on the boards of Simmons College, the Boston Ballet, and the Humphrey Companies.

•	Consideration for Recommendation: Mr. Jonas has extensive experience as a chief financial officer, risk manager, and director at Fidelity and also serves as the Company’s Lead Independent Director.

Raymond A. Redlingshafer, 61    Director since November 2006    Common stock beneficially owned: 64,854 shares

Senior Managing Director, Clayton Holdings, LLC (“Clayton”)

Member:	Audit Committee and Compensation Committee

•	Professional Experience: At Clayton, Mr. Redlingshafer provides risk analysis, loss mitigation and operational solutions to the mortgage industry. Prior to joining Clayton in January 2010, Mr. Redlingshafer was a Managing Director and an independent consultant for the Pentalpha Capital Group (“Pentalpha”), an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets, from December 2007 to January 2010. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (“New York Mortgage Trust”) (NASDAQ: NYMT) from March 2003 to July 2005. Mr. Redlingshafer has also served as a director of New York Mortgage Trust. While Mr. Redlingshafer was at New York Mortgage Trust, it was a REIT that focused on owning and managing a leveraged portfolio of residential mortgage-backed securities. Prior to joining New York Mortgage Trust, from January 2000 to April 2001 Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, Mr. Redlingshafer was National Director of Securities Marketing for the Federal Home Loan Mortgage Corporation (“Freddie Mac”), where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

•	Consideration for Recommendation: Mr. Redlingshafer brings extensive and direct experience as president and chief investment officer of a mortgage REIT, as well as extensive knowledge of the mortgage markets.

Dale A. Reiss, 69     Director since January 2015    Common stock beneficially owned: 23,119 shares

Managing Director, Artemis Advisors, LLC

Member:	Audit Committee and Nominating and Corporate Governance Committee

•	Professional Experience: Ms. Reiss served as Global and Americas Director of Real Estate at Ernst & Young LLP, until her retirement in 2008, and was a Senior Partner there from 1995

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through 2008 in various capacities. Subsequently, she was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Ms. Reiss currently serves as Senior Managing Director of Brock Capital Group LLC and Chairman of Brock Real Estate LLC, its equity and mezzanine financing arm, as well as Managing Director of Artemis Advisors, LLC, a real estate, restructuring, and consulting firm. Through these roles, Ms. Reiss has gained extensive knowledge of global strategic, financial management, investment, and governance issues, and had comprehensive exposure to public and private companies, in many industries including real estate, construction, retail, hospitality, restaurant, gaming, banking and financial services, professional services, and infrastructure. In addition, Ms. Reiss has broad experience serving on public, private and non-profit boards, and currently serves as a board member for iStar Financial Inc. (NYSE: STAR) (“iStar”), Tutor Perini Corporation (NYSE: TPC) (“Tutor Perini”), and Care Capital Properties, Inc. (NYSE: CCP) (“CCP”). Currently, Ms. Reiss serves as the chair of the audit committee for iStar and Tutor Perini, chair of the compensation committee of CCP, and on the nominating and corporate governance committee for CCP. Ms. Reiss has also previously held positions on the boards of Post Properties, Inc. (NYSE: PPS), and the Urban Land Institute (where she continues to serve as a governor), among others. Ms. Reiss is a CPA.

•	Consideration for Recommendation: Ms. Reiss brings insight from over 40 years of professional leadership and experience in organizational, financial planning and management strategies, with particular emphasis on real estate and the REIT sector. Ms. Reiss brings extensive knowledge and values of global strategies, financial management, investment, and governance issues, and comprehensive exposure to public companies in various industries to her role as a director of CYS.

James A. Stern, 66    Director since February 2006    Common stock beneficially owned: 119,098 shares

Chair and Chief Executive Officer, Cypress Advisors

Chair:	Compensation Committee
Member:	Nominating and Corporate Governance Committee

•	Professional Experience: As Chairman and Chief Executive Officer of Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of Affinia Holdings. Mr. Stern also serves as director of OHA Investment Corp. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management committee and co-head of investment banking. Mr. Stern has also served as a director of Medpointe Inc. and Cooper-Standard Automotive Inc. within the past five years, although he no longer serves as a director of any of these companies.

•	Consideration for Recommendation: Mr. Stern has significant experience in investments and capital markets and as a director of publicly traded companies.

David A. Tyson, Ph.D., CFA, 59    Director since April 2006    Common stock beneficially owned: 23,377 shares

President, Rivers Edge Portfolio Advisors LLC (“RiversEdge”)

Chair:	Audit Committee
Member:	Compensation Committee

•	Professional Experience: Mr. Tyson is President of RiversEdge, an investment risk management consultancy based in Connecticut. Beginning in 2010, RiversEdge also provided

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consulting services through Capital Markets Risk Advisors. Mr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Mr. Tyson held several financial roles at Travelers Life & Annuity (“Travelers”), and Citigroup’s other proprietary insurance companies. Mr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Mr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Mr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, Mr. Tyson managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. During Mr. Tyson’s tenure at Traveler’s, Mr. Tyson oversaw all of their derivatives activity and was actively involved in all of Traveler’s alternative and special investments. Mr. Tyson has served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Mr. Tyson was with Equitable Investment Management Company from 1979 to 1985. Mr. Tyson has been a director since at the Company since November 2006.

•	Consideration for Recommendation: Mr. Tyson has significant experience in investments and risk management.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings, meetings of committees on which they serve, and annual stockholders meetings. All of the directors currently in office attended the Company’s 2016 annual stockholders meeting.

The Board held 16 meetings during 2016. Each current director attended at least 75% of the total number of 2016 meetings of the Board and committees on which he or she served. As required by NYSE rules, the independent directors of our Board regularly meet in executive session, without management present. Our Lead Independent Director, Mr. Jonas, presides over the executive sessions, which, generally, occur before or after a regularly scheduled meeting of the Board of Directors. In 2016, the independent directors of the Board met in executive session 11 times.

For more information on the duties of the Lead Independent Director, see “Board Leadership Structure and Lead Independent Director” below.

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Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board of Directors in evaluating the independence of each of the nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and establish thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a nominee under the categorical standards and the Board of Directors determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board of Directors will deem such nominee to be independent. A director shall not be deemed independent if he or she satisfies any one or more of the following criteria:

•	a director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•	a director who has received, or who has an immediate family member serving as an executive officer who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from the Company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a director who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	a director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that all members of our Board of Directors are independent, with the exception of Mr. Grant, our Chief Executive Officer.

We have implemented procedures for stockholders and other interested parties who wish to communicate directly with our independent directors. We believe that communicating directly with our independent directors, rather than the full Board of Directors, provides a confidential, candid, and effective method of relaying an interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

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Committees of the Board

The Board has established three committees: Audit, Compensation, and Nominating and Corporate Governance. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the NCGC. In addition, the Board may from time to time establish other committees to facilitate the management of the Company.

The Board has established and adopted a written charter for the Board’s Audit Committee, Compensation Committee, and NCGC. The charter for each committee addresses the committee’s purpose, authority, and responsibilities, and contains other provisions relating to, among other matters, membership and meetings. Each committee may, in its discretion, form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance. Committees may recommend charter amendments at any time, which are subject to the Board’s review and approval. A current copy of each committee’s charter is available under “Corporate Governance” on our website at www.cysinv.com. Our Board may from time to time establish other committees to facilitate the management of the Company. Each of the committees currently has at least four directors. Each director who serves on a Committee is an independent director, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Additional information about the Board’s committees, including their key responsibilities, appears below.

Audit Committee
Number of Meetings in 2016: 5

•      Reviews and discusses with management and our independent public accountants our annual and quarterly financial statements;

•      Selects, evaluates and appoints our outside auditors, and negotiates and approves all audit engagement fees and terms, and all non-audit engagements of the outside auditors;

•      Reviews with the independent public accountants the plans and results of the audit engagement;

•      Reviews the performance of the independent public accountants, is directly involved in the selection of the lead engagement partner, and periodically considers whether there should be a rotation of the external audit firm;

•      Reviews and discusses with management the adequacy of our internal controls; and

•      Reviews any transactions that include potential conflicts of interest and related party transactions.

Each member of the Audit Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules. The Board has determined, in its business judgment, that each current member of the Audit Committee (Tanya S. Beder, Karen Hammond, Raymond A. Redlingshafer, Dale A. Reiss and David A. Tyson) is financially literate as required by NYSE rules, and that Mss. Beder, Hammond and Reiss, and Mr. Tyson qualifies as an “audit committee financial expert” as defined by SEC regulations.

Committee Members: Tyson (Chair) Beder Hammond Redlingshafer Reiss

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Compensation Committee
Number of Meetings in 2016: 8

•      Discharges the Board’s responsibilities relating to the Company’s overall compensation strategy and the compensation of our executive officers. Oversees the Company’s incentive compensation practices to help ensure that they do not encourage excessive risk-taking and reviews and approves benefit and compensation plans and arrangements applicable to executive officers of the Company;

•      Evaluates the CEO’s performance and approves and recommends the CEO’s compensation to our Board for approval and approves compensation for our other executive officers and any other officers or employees as the Compensation Committee determines appropriate, and reviews director compensation and recommends any changes for approval by the Board;

•      Administers the issuance of any equity awards under our 2013 Equity Incentive Plan (the “2013 Equity Plan”);

•      Oversees succession planning and actions taken by the Company regarding stockholder approval of executive compensation matters, including advisory votes on executive compensation; and

•      Has the sole authority to retain or obtain the advice of and terminate any compensation consultant, independent legal counsel or other advisor to the Compensation Committee, and evaluates the independence of its advisors in accordance with NYSE rules.

The Board has determined that each member of the Compensation Committee is a “non-employee director” under Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and is independent, as independence for compensation committee members is defined by NYSE rules.

Committee Members: Stern (Chair) Hammond Hughes Redlingshafer Tyson

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Nominating and Corporate Governance Committee
Number of Meetings in 2016: 7

•      Assists the Board by identifying individuals qualified to become Board members and recommends to the Board nominees for director and committee membership;

•      Annually reviews and assesses the adequacy of our Corporate Governance Guidelines and certain other corporate governance documents;

•      Oversees an annual review of the Board’s performance;

•      Reviews periodically with the Board of Directors the succession plans with respect to the CEO;

•      Recommends to the Board a determination of the independence of each non-employee director under applicable rules and guidelines; and

•      Oversees the Company’s engagement with stockholders and other interested parties concerning governance matters and works with the Board’s other committees regarding such engagement on matters subject to the oversight of such other committees.

Each member of the NCGC is independent, as independence is defined by NYSE rules.

Committee Members: Beder (Chair) Hughes Reiss Stern

The Board expects to address composition of all of its committees upon conclusion of the Annual Meeting. In addition, the Board may from time to time establish other committees to facilitate the management of the Company.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that applies to our officers, employees, and directors. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics of our executive officers or directors may be made only by our Board of Directors or one of its committees.

Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an officer, director or employee except under guidelines approved by the Board of Directors. Our Code of Business Conduct and Ethics requires any employee to report any actual conflict of interest to a supervisor, manager or other appropriate personnel.

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Director Education

To assist members of the Board of Directors in remaining current with their board duties, committee responsibilities and industry developments, we encourage our directors to participate in various board member education programs, including but not limited to those sponsored by the NYSE-Corporate Board Member Board Education Program and the National Association of Corporate Directors. These programs offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

Compensation Committee Interlocks and Insider Participation

Ms. Hammond, and Messrs. Hughes, Redlingshafer, Stern, and Tyson served on our Compensation Committee for some portion, if not all, of our fiscal year ended December 31, 2016. None of the members of the Compensation Committee is, or has been, one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation for 2016

In 2016, compensation for our independent directors was based on the following annual terms:

•	$85,000, payable in equal amounts each quarter in shares of our restricted common stock, and the forfeiture restrictions for each quarterly grant of restricted common stock will lapse at the end of the quarter in which such grant is made;

•	an annual cash retainer of $35,000, payable in equal $8,750 installments each quarter;

•	an additional annual cash retainer of $15,000, $12,500 and $10,000 for the chairperson of our Audit Committee, Compensation Committee and NCGC, respectively;

•	an additional annual cash retainer of $5,000 and $4,000 for each other member of our Audit Committee and Compensation Committee, respectively; and

•	an additional annual cash retainer of $75,000 for our Lead Independent Director.

Shares of restricted stock that we granted to our directors in 2016 are subject to forfeiture restrictions that lapse at the end of the quarter in which such grant is made, upon the death or disability of the grantee or in the event of a change in control occurring while the grantee is providing services to us. The restricted shares granted to our independent directors were issued pursuant to the 2013 Equity Plan, which was approved by our stockholders at our 2013 annual meeting of stockholders on May 10, 2013. We also reimbursed our directors for their reasonable travel expenses incurred in connection with their attendance at full Board and committee meetings. We also from time to time pay our independent directors additional amounts when they are asked to serve on an ad hoc committee on behalf of the Board to review and oversee projects outside the scope of their typical duties.

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The following table summarizes the compensation that we paid to our independent directors in 2016:

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Tanya S. Beder	$50,000	$85,000	$135,000
Karen Hammond	44,000	85,000	129,000
Jeffrey P. Hughes	64,000	85,000	149,000
Stephen P. Jonas	135,000	85,000	220,000
Raymond A. Redlingshafer, Jr.	44,000	85,000	129,000
Dale A. Reiss	65,000	85,000	150,000
James A. Stern	82,500	85,000	162,500
David A. Tyson, Ph.D	54,000	85,000	139,000

(1)	All stock awards were granted pursuant to the 2013 Equity Plan. Amount shown is the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Share-Based Payment. See Note 10 to our financial statements as of December 31, 2016 and for the year ended December 31, 2016 included in our Annual Report on Form 10-K for a discussion of the assumptions used to value our stock awards to directors. Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Hughes, Redlingshafer, Stern and Tyson each received 10,575 shares of restricted stock during 2016. Each of Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Hughes, Redlingshafer, Stern and Tyson received: 2,906 shares with a grant date fair value of $7.40 per share on January 2, 2016; 2,656 shares with a grant date fair value of $8.09 per share on April 1, 2016; 2,585 shares with a grant date fair value of $8.32 per share on July 1, 2016; and 2,428 shares with a grant date fair value of $8.86 per share on October 1, 2016. These restricted stock awards are subject to forfeiture restrictions that will lapse at the end of the quarter in which such grant is made, upon the death or disability of the grantee or in the event of a change in control occurring while the grantee is providing services to us. As of March 15, 2017, Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Hughes, Redlingshafer, Stern and Tyson each had outstanding 2,736 shares of restricted stock.

Our Chairman of the Board, Kevin E. Grant, is the sole member of our Board of Directors who serves as one of our executive officers or employees. Mr. Grant does not receive additional compensation for serving on our Board of Directors. In the future, to the extent our Chairman of the Board is not one of our executive officers or employees, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the Compensation Committee. Our Board of Directors may revise our directors’ compensation in its discretion.

Minimum Stock Ownership Guidelines for our Independent Directors

We have established minimum share ownership guidelines that require each independent director to maintain a minimum equity investment in our Company of five times the then-current annual cash retainer fee paid to independent directors without regard to (i) fees for service as a lead independent director, (ii) additional fees for service as a member or chair of certain committees, (iii) meeting fees, or (iv) fees for any other activity undertaken as a director on behalf of our Company that is not in the ordinary course of business. As of January 1, 2017, the annual cash retainer fee paid to our independent directors was increased to $65,000. Each independent director who was serving in such capacity when the annual cash retainer was increased as of January 1, 2017 must achieve the minimum equity investment no later than January 1, 2022. Until the minimum equity investment is met, an independent director must retain all of our common stock granted to him or her as compensation. From time to time, the NCGC will review each independent director’s compliance with the minimum share ownership guidelines and may grant exceptions to these guidelines as it deems appropriate and market-competitive on a case-by-case basis. Taking into account any permitted transition period, all of our independent directors are currently in compliance with the minimum share ownership guidelines or are scheduled and expected to meet the ownership guidelines within the noted five year period.

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Nomination of Directors

Before each annual meeting of stockholders, the NCGC considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board of Directors or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Directors, a retirement of a director, or for any other reasons. In addition to considering incumbent directors, the NCGC identifies director candidates based on recommendations from the directors, stockholders, management, and others. The NCGC may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.

Our NCGC charter provides that the NCGC will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (ii) the nominating stockholder must submit certain information regarding the director nominee, including the nominee’s written consent.

The NCGC evaluates annually the effectiveness of the Board of Directors as a whole and of each individual director and identifies any areas in which the Board of Directors would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The NCGC also monitors the mix of skills, experience and background in an effort to maintain a Board of Directors that is comprised of individuals who can effectively perform the Board’s functions.

We do not have a formal diversity policy, but the NCGC does consider certain diversity characteristics when nominating director candidates to the Board of Directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender, and national origin.

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CORPORATE GOVERNANCE MATTERS

The Board is committed to sound and effective corporate governance principles and practices. We have adopted a code of business conduct and ethics and corporate governance guidelines to provide the framework for the governance of the Board and the Company. The code and guidelines apply to all our executive officers and employees and each member of our Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. Current copies of the code of business conduct and ethics, and corporate governance guidelines are available on our website at www.cysinv.com.

Investor Outreach Program

As part of our ongoing commitment to effective corporate governance practices, in 2016 we continued an investor outreach program to communicate with and better understand the views of our investors on compensation and corporate governance topics. As part of our stockholder outreach program, James A. Stern, the Chair of our Compensation Committee, and Thomas A. Rosenbloom, our Executive Vice President, General Counsel & Secretary, participated in meetings with institutional stockholders to discuss and obtain feedback primarily on executive compensation, and, in some instances on corporate governance and related issues. In addition, Kevin E. Grant, Jack DeCicco, and Richard E. Cleary, our Chief Executive Officer, Chief Investment Officer and Founder, Chief Financial Officer and Chief Operating Officer, respectively, presented to, and met with, investors from time to time in 2016 at various industry-related investor conferences. We believe our communications with stockholders foster better understanding and help ensure that our compensation and corporate governance practices continue to evolve and promote compensation and governance practices that are fair and reasonable for our executive offices and align with the interests of our stockholders. For more information about our investor outreach program, see our “Compensation Discussion and Analysis.”

Board Leadership Structure and Lead Independent Director

The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At CYS, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Grant serving as Chairman and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the appropriate corporate governance structure and works well for the Company because it most effectively utilizes Mr. Grant’s extensive experience and knowledge regarding the Company, the Company’s business and markets, and the Company’s competitors, and provides for the most effective leadership of our Board and Company. The Company is a complex, specialty finance operation, and Mr. Grant, with over 30 years of industry experience, and as the Company’s founder, has the knowledge and expertise to understand and clearly articulate to the Board the opportunities and risks facing the Company, as well as the leadership and management skills to promote and execute the Company’s strategy. The Board believes that Mr. Grant, rather than an outside director, is undoubtedly in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding the Company’s business and strategy and to help the Board respond quickly and effectively to business, market, and regulatory reform challenges affecting the Company and the rapidly changing specialty finance industry. Mr. Grant’s service as Chairman also provides clarity of leadership for the Company and more effectively allows the Company to present its vision and strategy to stockholders, analysts, and the market in an intelligent, articulate, thoughtful, and unified voice.

The Board recognizes the importance of strong independent leadership on the Board. In addition to maintaining a significant majority of independent directors (seven of the eight director nominees are independent under the Director Independence Standards) and independent Board committees, since 2011 the Board has appointed a Lead Independent Director who performs the duties and responsibilities described below.

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The duties and responsibilities of the Lead Independent Director include the following:

•	Following consultation with the Chairman and Chief Executive Officer and other directors, providing input into and approving Board meeting agendas and schedules and assuring that there is sufficient time for discussion of all agenda items;

•	Calling special meetings or executive sessions of the Board and calling and presiding at executive sessions or meetings of non-management or independent directors;

•	Serving as a liaison between the independent directors and the Chairman, as appropriate, and providing feedback to the Chairman and Chief Executive Officer;

•	Working with committee chairs to ensure coordinated coverage of Board responsibilities;

•	Facilitating communication between the Board and senior management, including advising the Chairman and Chief Executive Officer of the Board’s informational needs and approving the types and forms of information sent to the Board;

•	Serving as an additional point of contact for Board members and stockholders and being available for consultation and direct communication with major stockholders;

•	Serving as a “sounding board” and advisor to the Chairman and Chief Executive Officer;

•	Contributing to the performance review of the Chairman and Chief Executive Officer; and

•	Staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

The Board believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides similar independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman. Mr. Jonas is actively engaged as Lead Independent Director and works closely with the Chairman and Chief Executive Officer, and our Corporate Secretary on Board matters. Mr. Jonas regularly interacts with Mr. Grant and other members of management to provide his input on Board agendas, and his perspective on important issues facing the Company. In addition, Mr. Jonas is invited to, and attends, meetings of all of the committees of the Board, fostering an ongoing interaction and communication amongst all of the directors.

Succession Planning

The Board recognizes the importance of effective executive leadership to the Company’s ongoing success. The Board and the NCGC conduct an annual review of the Company’s succession plans for our CEO. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The CEO succession plan addresses succession in an emergency situation relating to our CEO. In addition, the Board and NCGC review and discuss with our CEO succession plans for our other executive officers.

In addition, the Board understands that as the Company’s business evolves, and as the mortgage-REIT sector changes, the Board must add members with highly relevant professional experience. In addition, while it does not have term or age limits, the Board believes that a certain amount of director turnover is to be expected and desirable. The average tenure of our nominees for election to the Board is less than eight (8) years.

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Board Oversight of Risk

We believe that our Board of Directors is best situated to oversee our risk management practices and assess and manage our overall risk profile. The various committees of our Board assist the Board in fulfilling these responsibilities.

Director Nomination Process and Board Diversity

The NCGC is responsible for managing the director nomination process, which includes identifying, evaluating, and recommending for nomination candidates for election as new directors and incumbent directors. The goal of the NCGC’s nominating process is to assist the Board in attracting and retaining competent individuals with the requisite management, financial, and other expertise who will act as directors in the best interests of the Company and its stockholders. The NCGC regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, professional experience, personal qualities and attributes. The NCGC also reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members. It also monitors the expected service dates of Board members.

The NCGC identifies potential candidates for first-time nomination as a director primarily through recommendations it receives from our current Board members, and our Chairman and Chief Executive Officer. The NCGC also has the authority to conduct a formal search using an outside search firm selected and engaged by the NCGC to identify potential candidates. When the NCGC has identified a potential new director nominee, it obtains information on the background of the potential nominee to make an initial assessment of the candidate in light of the following factors:

•	Whether the individual meets the Board-approved minimum qualifications for director nominees described below;

•	Whether there are any apparent conflicts of interest in the individual’s serving on our Board; and

•	Whether the individual would be considered independent under our Director Independence Standards, which are described above under “Director Independence.”

The Board requires that all nominees for service as a director have the following minimum qualifications:

•	A demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role;

•	Financial literacy or other professional or business experience relevant to an understanding of our business; and

•	A demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment.

Candidates must be individuals of the highest character and integrity. The NCGC determines, in its sole discretion after considering all factors it considers appropriate, whether a potential nominee meets these minimum qualifications and also considers the composition of the entire Board in view of the above qualifications and various other factors. If a candidate passes this initial review, the NCGC typically arranges an introductory meeting with the candidate, our Chairman and Chief Executive Officer, the NCGC Chair, and the Lead Independent Director and/or other members of the NCGC to determine the candidate’s interest in serving

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on our Board. If the candidate is interested in serving on our Board, members of the NCGC, together with several members of the Board, our Chief Executive Officer, and, if appropriate, other key executives of the Company, then conduct an interview with the candidate. If the Board and the candidate are both still interested in proceeding, the candidate provides us additional information for use in determining whether the candidate satisfies the applicable requirements of our Corporate Governance Guidelines, and any other rule, regulation, or policy applicable to members of the Board and its committees and for making any required disclosures in our proxy statement. Assuming a satisfactory conclusion to the process outlined above, the NCGC then presents the candidate’s name for approval by the Board or for nomination for approval by the stockholders at the next stockholders meeting, as applicable.

Board Diversity

Although the NCGC does not have a separate policy specifically governing diversity, the NCGC will consider, in identifying first-time candidates or nominees for director, or in evaluating individuals recommended by stockholders, the current composition of the Board in light of the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The NCGC incorporates this broad view of diversity into its director nomination process by taking into account all of the above factors when evaluating and recommending director nominees to serve on the Board to ensure that the Board’s composition as a whole appropriately reflects the current and anticipated needs of the Board and the Company. In implementing its practice of considering diversity, the NCGC may place more emphasis on attracting or retaining director nominees with certain specific skills or experience, such as industry, regulatory, public policy, or financial expertise, depending on the circumstances and the composition of the Board at the time. The NCGC and the Board will continue to monitor the effectiveness of its practice of considering diversity through assessing the results of any new director search efforts and the NCGC’s and Board’s self-evaluation process in which directors discuss and evaluate the composition and functioning of the Board and its committees.

Majority Voting and Director Resignation Policy

We have established a majority voting and director resignation policy, which provides that, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the NCGC. An “uncontested election of directors” is defined as an election in which the number of nominees is not greater than the number of Board seats open for election. The NCGC is charged to consider the tendered resignation and, as soon as is reasonably practicable following the date of the Board’s receipt of such resignation, but in no event later than 45 days after the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the NCGC will consider all factors deemed relevant by its members including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE, and the Company’s Corporate Governance Guidelines), and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The NCGC also is expected to consider a range of possible alternatives concerning the director’s tendered resignation as members of the NCGC deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to mitigate or cure the underlying reasons reasonably believed by the NCGC to have substantially resulted in the “withheld” votes.

The Board will take formal action on the NCGC’s recommendation no later than 120 days following the date of the stockholders’ meeting at which the election occurred. In considering the NCGC’s recommendation,

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the Board will consider the information, factors and alternatives considered by the NCGC and such additional information, factors and alternatives as the Board deems relevant or appropriate.

Following the Board’s decision on the NCGC’s recommendation, the Company will promptly disclose the Board’s decision in a Form 8-K filed with the SEC, together with a description of the process by which the decision was made and, if applicable, the factors considered by the Board in determining to accept or reject the tendered resignation.

Policy Prohibiting Pledging and Hedging

The Company maintains a Policy Prohibiting Pledging and Hedging, which applies to all officers and directors of the Company and provides that such individuals are prohibited from (i) making or maintaining any pledges of securities of the Company or otherwise holding securities of the Company in a margin account, or (ii) engaging in any hedging transactions with respect to securities of the Company.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent sessions of the Board of Directors is Mr. Jonas. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

The Audit Committee or any individual member of the Audit Committee may be contacted by any party via mail at the address listed below:

Audit Committee

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

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PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

As provided by the Dodd-Frank Act and SEC rules, we provide our stockholders with an advisory vote to approve the compensation of our named executive officers, or “say on pay.” Based on the preference expressed by stockholders at the 2012 annual meeting of stockholders, the Board has determined to have an annual advisory vote on executive compensation until the next advisory vote on the frequency of our advisory say on pay vote is held.

We are asking our stockholders to approve an advisory resolution regarding compensation paid to named executive officers as described in “Compensation Discussion and Analysis,” the compensation tables and related disclosures. This item gives our stockholders the opportunity to express their views on our 2016 compensation decisions and policies for our named executive officers as discussed in this proxy statement. Although the say on pay vote is advisory and not binding on our Board, the Compensation Committee will take the outcome of the vote into consideration when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis,” we believe that our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent, while at the same time reducing our expense ratio and managing expenses. Our Board of Directors and Compensation Committee carefully review, analyze and discuss our compensation program on an ongoing basis. Our Board believes that our current executive compensation program effectively links executive compensation to our performance and appropriately aligns the interests of our executive officers with those of our stockholders.

Voting and Effect of Vote

We are requesting your non-binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.”

You will vote FOR, AGAINST or ABSTAIN on this Item 2. Because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee and will not overrule any decision by the Board or require the Board to take any action. However, the Board values our stockholders’ views on executive compensation matters and will consider the outcome of this vote when deliberating future executive compensation decisions for named executives.

Board Recommendation

As noted in the Compensation Discussion and Analysis, the Compensation Committee believes its 2016 compensation decisions will benefit stockholders for short-term and long-term Company performance, and the compensation paid to the named executives for 2016 was reasonable and appropriate.

The Board recommends that you vote FOR the advisory resolution to approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and any related material (Item 2 on the proxy card).

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement.

By the Compensation Committee

James A. Stern (Chairman)

Karen Hammond

Jeffrey P. Hughes

Raymond A. Redlingshafer, Jr.

David A. Tyson

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our compensation program for 2016 for our “Named Executive Officers” or “NEOs” and the guiding objectives and practices upon which our program is based. Our NEOs for 2016 were:

Kevin E. Grant	Chief Executive Officer, Chief Investment Officer and President
Jack DeCicco	Chief Financial Officer & Treasurer (Since June 1, 2016)
Frances R. Spark	Former Chief Financial Officer and Treasurer (CFO from January 1, 2016 through and including May 31, 2016)
Richard E. Cleary	Chief Operating Officer and Assistant Secretary
Thomas A. Rosenbloom	Executive Vice President of Business Development, General Counsel and Secretary

Frances R. Spark retired as our Chief Financial Officer and Treasurer effective as of the close of business on May 31, 2016. From June 1, 2016 through February 28, 2017, Ms. Spark remained as an employee of the Company, continuing to support the transition of her position to Mr. DeCicco, and work on our quarterly and annual reports and other projects as needed during that time frame. Under SEC rules, she is included as one of our named executive officers for 2016. Except as expressly noted, references to our named executive officers in this section do not include Ms. Spark.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

Our executive compensation program is designed to compensate our NEOs for achievements that support the mission and strategic objectives of the Company. The Board believes our compensation program provides annual quantitative and qualitative objectives that integrate actionable strategic and operational goals that reward our NEOs for the attainment of short-term and long-term performance and increases in stockholder value over time. We designed our executive compensation plan to link our compensation to our operating results, financial condition, and long term interests of our stockholders.

The Company operates in a highly-specialized business, and operates with only 16 employees in an extremely efficient manner, having an operating expense ratio of only 1.39% of average stockholders’ equity in 2016. As such, the Board believes that it is important to retain and attract highly qualified employees who have a strong and extensive understanding of the Company’s business and the markets that impact the Company’s

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operations. As a specialty finance company that invests in residential mortgage pass-through securities for which the principal and interest payments are guaranteed by a government-sponsored enterprise, such as Fannie Mae or Freddie Mac, we rely upon a group of executive officers, including Kevin Grant, our Chief Executive Officer and Chief Investment Officer, investment managers, and employees who function in a unique market, and require specialized skill sets.

Key highlights of our 2016 executive compensation program include (each discussed in more detail throughout the CD&A):

Meaningful 2016 Stockholder Outreach	•

Participated in an investor outreach program in the summer and fall of 2016 with the Company’s 40 largest institutional investors, representing approximately 52% of the Company’s outstanding voting securities as of the time of the initial outreach effort, to discuss and obtain feedback on executive compensation and corporate governance matters.

Pay for Performance Compensation Program	•	76.5% of our CEO’s 2016 targeted compensation was variable and at-risk, subject to the achievement of performance goals, with only 23.5% of his target compensation reflecting fixed pay.
	•	Our CEO’s 2016 compensation was 9.6% below his 2016 targeted amount.
Continued Use of Formulaic Incentive Compensation	•	75% of our CEO’s potential incentive compensation is based on pre-established objective performance hurdles (60% for other NEOs).
	•	25% is determined at the discretion of the Compensation Committee based on the achievement of qualitative individual goals (40% for other NEOs).
	•	Incentive compensation is payable half in cash and half in restricted stock.
Modest Increase in 2016 CEO Compensation	•	CEO pay was increased by 17.6% based on 2016 performance, but was 29% less than 2014 compensation.
Strong Compensation Governance	•	Compensation “clawback” policy
	•	Double trigger change-in-control provisions for stock awards
	•	Prohibit pledging of Company stock by executive officers and directors
	•	Prohibit hedging transactions and short sales by executive officers and directors
	•	Maintain stock ownership guidelines
	•	Utilize an independent compensation consultant

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The dashboard below provides a snapshot of all elements of our executive compensation program and describes why each element is utilized.

Stockholder Outreach

At our 2016 Annual Meeting, the Company received approximately 72% approval on the advisory vote on named executive officer compensation. In order to better understand how to increase stockholder satisfaction with our Company’s executive compensation program, in August and September 2016, James A. Stern, Chair of our Compensation Committee, and Thomas A. Rosenbloom, our Executive Vice President, General Counsel & Secretary, engaged in an outreach effort with certain of our stockholders. Our stockholder outreach efforts are summarized as follows:

•	Sent letters to our top 40 institutional investors, inviting them to engage with us on executive compensation and other matters.

•	These stockholders comprised approximately 52% of the Company’s issued and outstanding common stock, and represented approximately 73% of the institutional ownership as of the time of the initial outreach effort.

•	Met via conference call with six stockholders, who represented approximately 12% of the Company’s issued and outstanding common stock and approximately 17% of the institutional ownership as of the time of the initial outreach effort.

•	Conducted email or phone dialogue with 33 additional stockholders, who indicated there was no need, or they were not available, for a call at the time.

In 2016, the Company took the following action steps to further enhance our executive compensation program:

•	Revised this 2017 proxy statement, in particular the CD&A, in an effort to further enhance our communication and the transparency of our compensation program to our stockholders, including decisions relating to qualitative objectives.

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•	The Compensation Committee adjusted TSR percentages from 2015 so that the three-year absolute TSR sub-component had the same weighting as the one-year absolute TSR sub-component for the incentive compensation plan, thereby further enhancing longer-term performance as a factor of incentive compensation and annual bonus awards.

The Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes in making future compensation decisions.

2016 Performance Summary

In 2016, our quantitative and qualitative results included, among other things, the following:

•	Three-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends) of 55.5%, which was the 2nd highest TSR for the three year period among our performance peer group.

•	One-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends) of 22.6%, which was the 8th highest TSR in 2016 among our performance peer group of 15 companies, including the Company.

•	Three-year book value TSR (based on changes in book value and dividends) of 26.2%.

•	One-year book value TSR (based on changes in book value and dividends) of (0.2)%.

•	Paid total dividends on common shares of $1.01 per share (consistent with 2015), representing an annualized dividend yield of 13.1% using the closing price per common share of $7.73 on December 30, 2016.

•	Expanded our borrowing capacity and scope of relationships by adding three counterparties to our group of lenders.

•	Continued operating as one of the most efficient among our peers with an expense ratio of 1.23% of average stockholder equity, excluding the effects of $2.6 million of non-recurring costs (1.39% with non-recurring costs).

•	Continued actively monitoring, repositioning, and managing the investment portfolio, structure of our borrowings and our hedge positions. Select 2016 highlights follow:

•	As Agency RMBS prices rose during the first half of 2016, we identified certain holdings that were overpriced given their prepayment risks, and we sold and replaced these securities with better prepayment protected mortgage-backed securities.

•	Subsequent to the U.S. presidential election, prepayments decelerated as mortgage rates rose and seasonal factors took effect. In response to this, during the fourth quarter of 2016, we recycled out of lower coupon Agency RMBS into higher current production coupon Agency RMBS, enhancing asset yields and future earnings potential.

•	When compelled by attractive financing opportunities, we purchased U.S. Treasuries, the ultimate prepayment protected securities.

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•	We managed borrowing costs by utilizing our extensive sources of financing and our ability to effectively identify and capitalize on opportunities in our markets. We continue to maintain and grow our financing sources, ending 2016 with a broad and diverse group of nearly 50 lenders.

•	Repurchased 673,166 shares of the Company’s common stock for an aggregate purchase price of approximately $5.3 million at a weighted-average price of $7.85 per share.

2016 was a challenging operating environment in the mortgage-REIT sector, which is uniquely specialized and subject to many forces and factors that are not within our control that may significantly impact the Company’s results of operations and financial condition.

Interest rate trends changed several times during 2016, which will likely be remembered as a tale of two distinct periods: pre- and post-U.S. presidential election. The equity and bond markets started 2016 expecting a number of Fed funds interest rate hikes, but these hawkish expectations softened as growth and inflation outlooks evolved. Most of the year was marked by rates declining and then stabilizing in late summer. The surprise outcome of the U.K. referendum to exit the European Union further reduced expectations for global economic growth. As a result, interest rates fell through the first two quarters of 2016, then held steady at low levels until the fourth quarter, prior to the U.S. presidential election. In November, the widely unanticipated outcome of the U.S. presidential election caused a sharp reversal in interest rate expectations, resulting in a significant increase in rates through year-end. The outcome of the U.S. presidential election gave rise to broadly anticipated changes in fiscal policy including, but not limited to, tax reductions, provisions to incentivize domestic corporations to repatriate liquid assets held overseas, regulatory reform and measures to increase domestic production of energy, manufacturing, and infrastructure spending, which are collectively broadly expected to increase domestic growth and inflation. Prior to the election, the markets were expecting a continuation of current fiscal policies and had priced in a very slow Fed tightening cycle, a continuation of lower long-term interest rates, and low mortgage rates. Post-election through December 31, 2016, we experienced a dramatic increase in the 10-year U.S. treasury yield and a corresponding decline in the price of Agency RMBS. The steepening of the yield curve during the last quarter of 2016 has improved the near-term reinvestment outlook. In addition, money market reform during 2016 served as a tailwind for our business by supporting Agency RMBS repo funding costs, reducing our net hedging cost and increasing our book value. While our Agency RMBS and hedge performance helped increase our book value per share fairly consistently during the first three quarters of 2016, during the fourth quarter of 2016 our book value notably declined.

See our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information regarding our results of operations and our financial condition as of December 31, 2016.

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2016 Incentive Compensation Decisions

The Company’s incentive compensation plan structure is carefully and thoroughly reviewed on an annual basis by the Company’s Compensation Committee and through FTI Consulting (“FTI”), the Company’s independent compensation consultant. Applying our compensation principles and metrics under our 2016 Bonus Plan to the Company’s 2016 results, consideration of the Company’s performance, and the individual performance of the named executive officers, the Compensation Committee approved the 2016 compensation shown in the table below for the NEOs (see “2016 Named Executive Officer Compensation” for additional information regarding how each element of compensation is determined). As in prior years, cash and long-term award bonuses relating to 2016 performance were paid in February 2017. Accordingly, the table below reflects the amount of total compensation paid to our named executive officers for their work and performance in 2016, as well as 2015 and 2014.

Named Executive Officer		Base Salary		Cash Awards		Long-Term Stock Awards		Other		Total
Kevin E. Grant	2016	$750,000		$1,065,000	(1)	$1,065,000	(2)	$53,000	(3)	$2,933,000
	2015	750,000		850,000		850,000		53,000		2,503,000
	2014	750,000		1,645,333		1,645,333		52,000		4,092,666
Jack DeCicco	2016	450,269	(5)	205,000	(1)	205,000	(2)	53,000	(3)	913,269
	2015	—		—		—		—		—
	2014	—		—		—		—		—
Frances R. Spark	2016	500,000	(4)	400,000	(1)	—		53,000	(3)	953,000
	2015	500,000		170,000		170,000		53,000		893,000
	2014	500,000		316,669		316,669		52,000		1,185,338
Richard E. Cleary	2016	450,000		205,500	(1)	205,500	(2)	53,000	(3)	914,000
	2015	450,000		165,000		165,000		53,000		833,000
	2014	450,000		285,002		285,002		52,000		1,072,004
Thomas A. Rosenbloom	2016	450,000		215,000	(1)	215,000	(2)	53,000	(3)	933,000
	2015	450,000		195,000		195,000		53,000		893,000
	2014	450,000		325,502		325,502		52,000		1,153,004

(1)	Awards were paid on February 2, 2017, and relate to 2016 performance.
(2)	Represents the grant date fair value of restricted stock awards made on February 18, 2017 relating to performance in 2016. These restricted stock awards vest over a five year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined in his or her employment agreement) or voluntary resignation without Good Reason (as defined in his or her employment agreement).
(3)	Represents compensation relating to contributions on their behalf to our SEP.
(4)	On February 18, 2016, the Company announced Frances R. Spark’s retirement from her positions with the Company, effective as of May 31, 2016. Ms. Spark continued her employment with the Company through February 28, 2017 to transition her duties and responsibilities and assist with various strategic projects.
(5)	Jack DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date of March 7, 2016.

In connection with Ms. Spark’s retirement, the Company and Ms. Spark entered into an executive retirement agreement (the “Retirement Agreement”), which provided for, among other things:

(1)	Ms. Spark to be paid her same base salary and be entitled to the same benefits through February 28, 2017;

(2)	Ms. Spark to remain an employee of the Company through February 28, 2017, and to be eligible for incentive compensation pursuant to the Company’s 2016 Plan up to a maximum amount of 150% of her base salary, in accordance with the Retirement Agreement; provided, however, that any incentive compensation that may be paid to Ms. Spark under the 2016 Bonus Plan will be paid all in cash; and

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(3)	Ms. Spark agreeing (a) to similar non-competition, non-solicitation, confidentiality, work product and non-disparagement provisions as those contained in her employment agreement, and (b) to a release of claims (i) upon the date of the Retirement Agreement in return for the continued vesting of her restricted stock following her retirement as Chief Financial Officer and Treasurer and other consideration and (ii) upon the end of her employment in return for the Company vesting of any and all unvested shares of the Company’s common stock held by Ms. Spark as of February 28, 2017.

Our Compensation Practices

Below we summarize our executive compensation practices that we have implemented to drive performance and those practices that we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do	What We Don’t Do

Performance-Based Compensation—Our annual cash and equity incentives are determined based on 3-year and 1-year performance metrics and we carefully analyze market conditions when establishing performance metrics.

Compensation Clawback—We have the ability to recoup cash and equity-based incentives in the event of certain misconduct.

Stock Ownership Guidelines—We maintain stringent minimum stock ownership guidelines for our NEOs and Directors.

Double Trigger Equity Acceleration—Our stock awards require a double-trigger for the acceleration of equity upon a change in control.

Risk Management—We prohibit Executive Officers and Directors from hedging or pledging any of our securities.

Limit Compensation Payouts—No incentive compensation for returns generated unless exceeding certain level and providing for maximum payouts under our annual incentive program.

Special Perquisites—We do not offer excessive perquisites.

Change in Control Payments—We do not provide excise tax gross-ups upon change in control and do not provide for a single trigger payouts.

Repricing—We do not allow repricing of underwater stock options.

Compensation Consultant and Benchmarking

The Compensation Committee retained FTI as its independent compensation consultant to advise it and the independent members of the Board, as applicable, on matters related to our NEOs’ compensation and compensation program design for 2016. The Compensation Committee has determined that FTI meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

In 2016, FTI provided the Compensation Committee and the independent members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. The reference group set forth below (the “Comparable Companies”) identifies the peer companies used for 2016. At the time the Comparable Companies were approved, each was an internally-managed, primarily real estate finance-focused company with an implied equity market capitalization or total enterprise value ranging from 0.5x to 2.5x that of CYS.

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Comparable Companies

Arlington Asset Investment Corp. Capstead Mortgage Corporation Colony Northstar, Inc. Dynex Capital, Inc. Encore Capital Group, Inc. iStar Inc. Legg Mason, Inc. LPL Financial Holdings, Inc.	MFA Financial, Inc. Nationstar Mortgage Trust, Inc. New York Mortgage Trust, Inc. PennyMac Financial Services, Inc. RAIT Financial Trust Redwood Trust, Inc.

Using this market data, FTI advised the Compensation Committee and the independent members of the Board, as applicable, and made recommendations with respect to setting salary levels and incentive award levels.

FTI also analyzed a group of companies for measuring performance-based awards as part of the incentive compensation program. These additional companies, set forth below, are referred to as the “Performance-Based Peer Group”. The Performance Based Peer Group is comprised of the following companies:

•	Primarily residential mortgage-REITs whose business focus is somewhat similar to ours (although the majority of which are externally managed)

•	Companies with whom we believe we most closely compete for executive talent and investment opportunities

2016 Performance-Based Peer Group

AGNC Investment Corp. MTGE Investment Corp. Annaly Capital Management, Inc. Anworth Mortgage Asset Corporation Armour Residential REIT, Inc. Capstead Mortgage Corporation	Invesco Mortgage Capital Inc. MFA Financial, Inc. New York Mortgage Trust, Inc. Redwood Trust, Inc. Starwood Property Trust, Inc. Two Harbors Investment Corp. Western Asset Mortgage Capital Corp.

The Compensation Committee annually reviews the Comparable Companies and the Performance-Based Peer Group to establish a set of comparable or peer companies that are reasonably comparable to us in terms of size, structure, investment focus and scope of operations. The Compensation Committee may change the composition of the groups from year to year, as it deems appropriate.

In determining 2016 compensation for our NEOs, the Compensation Committee, in consultation with FTI, considered the competitive positioning of our executive compensation levels relative to market data for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives).

Role of CEO in Compensation Decisions

In making compensation decisions for 2016, the Compensation Committee and the Board took into consideration Mr. Grant’s review of the performance of Mr. DeCicco, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom. Although Mr. Grant was involved in the compensation setting process, the Compensation Committee and the Board held several meetings at which Mr. Grant was not present, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

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2016 Named Executive Officer Compensation

Our executive compensation program for our NEOs is designed to link pay to performance using a calculation based on a target amount of compensation for each individual, including base salaries and annual incentives paid half in cash and half in restricted stock, which is subject to forfeiture over a five-year period. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs. Mr. Grant’s bonus opportunity was set based on his unique background, understanding of the mortgage, interest-rate, and global markets, expertise as an investor in mortgage-backed securities, oversight of the Company’s investments and trading desk, and leadership skills as Chief Executive Officer.

For 2016, the target compensation amount for each NEO was as follows:

CEO 2016 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive	Total Annual Target Compensation

$750,000	$1,218,750 Target Value	$1,218,750 Target Value

	May range from 0%-162.5% of target based on actual performance	May range from 0%-162.5% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$3,187,500

CFO 2016 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive	Total Annual Target Compensation

$500,000	$250,000 Target Value	$250,000 Target Value

	May range from 0%-50% of target based on actual performance	May range from 0%-50% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$1,000,000

COO and General Counsel 2016 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive	Total Annual Target Compensation

$450,000	$225,000 Target Value	$225,000 Target Value

	May range from 0%-50% of target based on actual performance	May range from 0%-50% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$900,000

The 2016 cash and restricted stock incentive opportunities for our CEO were projected at 75% based on pre-established objective performance hurdles and 25% at the discretion of the Compensation Committee (and

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60% and 40%, respectively for the other NEOs). The amounts paid under the quantitative and qualitative objectives typically vary from these percentages due to the actual performance of the Company during each fiscal year, as was the case in 2016. Each of the main elements of compensation is discussed in detail below.

Base Salary

Base salaries for the executive officers are determined by the Compensation Committee within a salary range based on the scope and complexity of the role and responsibilities, fairness (employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. We do not set the base salary of any NEO at a certain multiple of the salary of another NEO. The Compensation Committee seeks to generally target our NEOs’ base salaries to market-competitive levels based on an analysis of the Comparable Companies, although the Compensation Committee may deviate from this target based on an individual’s sustained performance, contribution, experience, expertise, and specific roles within the Company as compared to the benchmark data.

Base salary is reviewed annually and set to be competitive with market salary levels or to recognize an executive’s professional growth and development or increased responsibility within the Company. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership, and creating stockholder value, but does not assign any specific weights to these factors. Base salaries remained flat through 2016 since we terminated our management agreement in connection with our acquisition of our external manager and hired our NEOs and employees on September 1, 2011. For 2017, the Compensation Committee approved increases in base salaries to better align our NEOs’ compensation with peer group levels.

The following table sets forth the 2016 and 2017 base salaries for each of our NEOs:

Executive	2016 Base Salary		2017 Base Salary
Kevin E. Grant	$750,000		$850,000
Jack DeCicco	$450,269	(1)	$525,000
Frances R. Spark	$500,000		$83,333	(2)
Richard E. Cleary	$450,000		$475,000
Thomas A. Rosenbloom	$450,000		$500,000
(1)	Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date, March 7, 2016. Mr. DeCicco’s 2017 base salary is effective on his one year anniversary, March 7, 2017.
(2)	Ms. Spark’s 2017 base salary of $500,000 was pro-rated based on her retirement date, February 28, 2017.

Annual Incentive Compensation

Pursuant to the 2016 Bonus Plan, we provide our NEOs with the opportunity to earn incentive awards for achieving corporate financial and non-financial goals on an annual basis. The 2016 Bonus Plan is structured as follows:

•	The opportunity to earn the quantitative component of incentive compensation is focused on TSR on an absolute and relative basis. The Board believes that employees with direct responsibility for the Company’s investment performance, which include our Chief Executive Officer and managing directors for investments and trading, should have a higher percentage of their compensation determined by the Company’s quantitative performance.

•

TSR is measured on a one-year and three-year basis. The Compensation Committee uses these periods because it believes that the Company’s investment objectives and the markets in which the Company invests is subject to swift market movements, unknown regulatory regimes that

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can change unexpectedly or without good reason, and are impacted by many other factors outside of the Company’s control or ability to reasonably project financial performance hurdles for more than one year on a prospective basis. The Company operates in a specialized financial services market, and is not a manufacturing or other operation where sales targets, expense goals, and the like are more commonly used as a basis for strategic or incentive compensation planning. In addition, the Company’s investments are generally held for less than a three- or five-year period and monthly prepayment and repayments of principal requires reinvestment. As such, it is extremely difficult to establish prospective performance hurdles over the course of three- or five-year periods. In addition, the Compensation Committee typically does not adjust the performance hurdles from year to year, and when they have made adjustments, it typically has been minor. For example, the hurdle rates for the absolute TSR have not changed from 2014-2016, and the structure of the relative TSR component has not changed since 2014 other than adding additional companies to the peer group. As a result, if the 2014 incentive compensation plan had three year prospective performance hurdles, similar, if not the same, bonus awards likely would have been paid in 2016 under the 2016 Bonus Plan.

•	This approach has the same effect as a forward-looking hurdle while permitting the Compensation Committee the flexibility to adjust hurdles if needed to respond to rapid or unexpected developments in the Company’s markets, and compensate its executives on a competitive basis. Accordingly, the Compensation Committee has determined that the use of these performance hurdles to monitor NEO performance on a quantitative basis is the most effective, reasonable approach to incentive compensation planning, and fosters behavior that reduces risk and aligns NEO and shareholder interests.

•	The qualitative component is awarded at the sole discretion of the Compensation Committee. The Compensation Committee established specific qualitative objectives for Mr. Grant, Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom, which were monitored and reviewed throughout the year during board and committee meetings, in executive sessions of the independent directors, and through regular telephonic and email communication by and between the NEOs and the directors. The Compensation Committee feels it is important to have a meaningful qualitative component in the incentive compensation program that can be utilized to adjust compensation when warranted based on the individual facts and circumstances, including, but not limited to, scenarios where the quantitative component results or the amount of compensation for an NEOas compared to their counterparts at Comparable Companies appear to be outside a reasonable range.

•	Incentive Compensation is paid 50% as cash and 50% as restricted stock that vests ratably over a five-year period. The Compensation Committee strongly believes that the five-year vesting promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEO’s, and aligns the interests of executives and stockholders.

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Cash Awards

Under the 2016 Bonus Plan, our NEOs were eligible to receive cash bonus awards as a percentage of their respective base salaries:

	Cash Incentives
Name	Minimum	Target	Maximum
Kevin E. Grant	50%	162.5%	275%
Jack DeCicco	25%	50%	75%
Frances R. Spark	25%	50%	75%
Richard E. Cleary	25%	50%	75%
Thomas A. Rosenbloom	25%	50%	75%

Under the 2016 Bonus Plan, 50% of incentive compensation eligible to be received by the NEOs was cash; provided, however, that the amount payable as cash could not exceed 0.50% of our average net assets for 2016 (the “Cash Cap”), which equaled $8,523,505. The aggregate NEO’s cash portion of the Bonus Plan was $2,090, 500 in 2016, which was below the Cash Cap.

Long-Term Equity Awards

Under the 2016 Bonus Plan, our NEOs were eligible to receive restricted stock bonus awards as a percentage of their respective base salaries:

	Restricted Stock Incentives
Name	Minimum	Target	Maximum
Kevin E. Grant	50%	162.5%	275%
Jack DeCicco	25%	50%	75%
Frances R. Spark	25%	50%	75%
Richard E. Cleary	25%	50%	75%
Thomas A. Rosenbloom	25%	50%	75%

Under the 2016 Bonus Plan, 50% of incentive compensation eligible to be received by the NEOs was payable in the form of restricted stock awards from the 2013 Equity Plan to align the interests of the NEOs with those of stockholders. The shares underlying each restricted stock award vest ratably over a five-year period. Because the value of the restricted stock award is determined using a performance-based formula using three-year and one-year TSR, the Compensation Committee believes that using a long-term vesting period of five years with no additional performance requirements is appropriate. Further, we believe that this vesting period encourages our executives to focus on sustaining our long-term performance, thus minimizing the risk of our executives focusing on short-term gains at the expense of our long-term performance. Long-term equity awards issued pursuant to the Bonus Plan were the only types of awards granted under the 2013 Equity Plan in 2016. Except for stock options granted to Mr. Grant upon our initial capitalization in 2006, we have since only issued restricted stock from the Company’s 2006 Equity Incentive Plan and the 2013 Equity Plan, maintaining a consistent, straight-forward approach to our incentive compensation structure.

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The components of the 2016 Bonus Plan are established, and work, as follows. Each component of the 2016 Bonus Plan, as well as the compensation rationale for each component, is more fully described below.

Annual Incentive Compensation – Quantitative Component

The 2016 annual cash and restricted stock award incentive compensation payable to our NEOs were based on the achievement of the following measures:

2016 Performance Against Quantitative Measures
Performance Criteria	Weighting	No Payout	Minimum	Target	Maximum	Actual Results
Absolute 1-year TSR(1)	25%	Less than 4%	4%	10%	Greater than 12%	(0.20)% (no payout)

Absolute 3-Year TSR(1)	25%	Less than 12%	12%	30%	Greater than 36%	26.24% (payout interpolated between minimum and target)

Absolute-Relative 1-Year TSR(2)	25%	Rank 12th -15th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	8th (minimum payout)

Absolute-Relative 3-Year TSR(2)	25%	Rank 12th -15th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	2nd (max payout)

(1)	TSR is based on changes in book value and dividends.
(2)	TSR used to compare to Performance-Based Peer Group is based on changes in stock price and dividends, assuming reinvestment of dividends. 2016 Performance-Based Peer Group is comprised of mostly residential mortgage-REITs whose business focus is somewhat similar to ours (see page 28 for a full list of the 2016 Performance-Based Peer Group).

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Annual Incentive Compensation – Qualitative Component

In 2016, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. DeCicco, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom were primarily established by Mr. Grant, and approved by the Compensation Committee) to achieve, a handful of which are regarded as meaningfully impactful, or “high-level” objectives, to the Company’s business and operation. In determining the size of the bonus awards under the qualitative component of the 2016 Bonus Plan, the Compensation Committee, in its sole discretion, considered qualitative performance criteria it deemed appropriate, as more fully set forth below. The following table sets forth the 2016 qualitative objectives for each NEO:

Mr. Grant

•     Continue to evaluate investment opportunities and borrowing and hedging alternatives in a changing mortgage environment.

•     Hire a new CFO due to Ms. Spark’s retirement and oversee a smooth transition to the new CFO (Mr. DeCicco).

•     Continue to oversee the enhancement of our interest rate risk management systems and tools.

•     Continue to educate the market on our business, our low cost structure and alignment of interests as compared to other externally managed mortgage REITs.

•     Oversee the move of our corporate headquarters.

•     Continue to oversee strategic reviews of our investment focus and opportunities.

Mr. DeCicco

•     Continue to improve transparency and clarity of our financial reporting and disclosure.

•     Increase efforts to enhance monitoring our competitors’ financial performance, strategies, and their investing, financing and hedging profiles.

•     Continue to solidify and expand our counterparty relationships.

•     Continue to oversee the expansion of borrowing capabilities.

•     Increase the CFO’s role with investor relations.

•     Continue developing and enhancing the Finance Team, financial reporting processes and internal controls over financial reporting, and the treasury function.

Mr. Cleary

•     Complete plans for the relocation of the Company’s corporate offices.

•     Continue to improve the Company’s infrastructure, including its information technology, facilities and systems.

•     Through improved technology infrastructure, avoid experiencing significant adverse impacts, such as cyber-attacks and other computer related viruses, shutdowns as a result of unusual and difficult conditions.

•     Manage our investor relations process in light of diminishing analyst coverage of the mortgage-REIT industry.

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Mr. Rosenbloom

•     Take lead on drafting the Company’s 2016 Proxy Statement in a manner that more clearly describes the Company’s compensation program and decisions.

•     Complete a plan for the move of our corporate offices and negotiate the terms of the lease.

•     Oversee and participate in discussions and strategic planning relating to housing finance and reform and other governmental regulatory actions that impact the Company’s operations and investment outlook.

•     Continue to enhance the Company’s financing opportunities through negotiation of trade agreements and other counterparty agreements.

•     Continue to oversee the expansion of borrowing capabilities.

During the course of the year, the Compensation Committee and Board monitored each NEO’s performance through presentations, discussions, and written and verbal communications in preparation of, during, and after board and committee meetings, regular written and verbal communications with the CEO, or another NEO, as appropriate during the ordinary course of business, and in discussion during executive sessions of the independent directors. For 2016, the Compensation Committee awarded the qualitative component of the annual incentive plan above target amounts, but below maximum amounts due to the achievement or continued progress on the qualitative objectives, as noted below:

Mr. Grant

•     Mr. Grant communicates to the Board on a regular basis the Company’s investment opportunities and borrowing and hedging alternatives.

•     Mr. Grant oversaw the recruitment and hiring of Mr. DeCicco to replace Ms. Spark and successful integration of Mr. DeCicco.

•     Mr. Grant oversaw the Company’s efforts to test and evaluate certain management systems and tools during 2016, through which efforts the Company was able to enhance its own systems and tools, and determine that its existing systems and tools were optimal for the present investing strategy and environment.

•     Mr. Grant presented at numerous industry investor conferences and maintained frequent communications with investors, analysts and bankers.

•     Mr. Grant oversaw the Company’s move to new corporate headquarters during 2016 on schedule and within the budget established for the move.

•     Mr. Grant led strategic review presented to the Board in May 2016, as well as several other business opportunities that the Company considered during 2016.

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Mr. DeCicco

•     The Compensation Committee determined that Mr. DeCicco made meaningful improvements to the Company’s financial reporting in SEC filings, earnings releases, and the Company’s Supplemental Materials, which are published on the Company’s website concurrent with each filing of the Company’s 10-K, 10-Q and earnings releases.

•     Mr. DeCicco presented a distinctive comprehensive analysis of our competitors’ financial performance and investment profiles in May, and continues to monitor and report to the Board on this subject in a clear, concise, informative, and effective manner.

•     Mr. DeCicco also presented various thoughtful evaluations of contemplated transactions to the Board in a clear, concise, informative, and effective manner.

•     Mr. DeCicco works closely with members of the Company’s trade desk to meet in person with our counterparties, which solidifies our existing relationships. In addition, Mr. DeCicco engages in regular dialogue with Mr. Grant, Mr. Rosenbloom, and the trade desk to suggest ideas to broaden our counterparty relationships.

•     Mr. DeCicco has taken an active role in investor presentations, and attending industry investor conferences, which has been well received, in the Company’s opinion, by our investors.

•     Mr. DeCicco has overseen the implementation of a number of structural and procedural enhancements, including changes in responsibilities, job descriptions, and communications from the Company’s Finance and Accounting team, as well as the hiring of a Vice President of Finance and Accounting in December 2016.

Mr. Cleary

•     Mr. Cleary was primarily responsible for researching, finding, and completing the Company’s move to new office space. Mr. Cleary led the build-out of the space, and oversaw the establishment of enhanced systems, security, and reliability of the Company’s operations and information technology infrastructure. The Company achieved its move to new office space with no interruption or interference in the day-to-day operations of the business on schedule and within the budget established for the move.

•     Mr. Cleary continues to oversee the Company’s infrastructure and operations. The Company has not experienced any business interruptions, as Mr. Cleary conducts diligence on all vendors, meets with counterparties to understand their business continuity planning, and thinks ahead to help the Company avoid outages or other adverse impacts, such as cyber-attacks or other computer related viruses, or shutdowns as a result of unusual and difficult conditions. Mr. Cleary has become a recognized expert in this field, having been a panelist and speaker at NYSE and industry conferences on Cybersecurity and Business Continuity Planning.

•     Mr. Cleary oversees the Company’s attendance and participation at industry investor conferences, and manages and oversees the Company’s annual Analyst & Investor Day.

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Mr. Rosenbloom

•     Mr. Rosenbloom led the revision of the Company’s Proxy Statement to improve the presentation of our compensation arrangements to our stockholders.

•     Mr. Rosenbloom was intimately involved in supporting Mr. Cleary during the Company’s search for and identification of new office space, as well as completing the legal documentation related to the move. The move was completed on schedule and within the budget established for the move without any interruption in the Company’s operations.

•     Mr. Rosenbloom works closely with industry trade associations and colleagues in the office to stay abreast of housing finance reform and other governmental regulatory actions that impact the Company’s operations and investment outlook. In 2016, Mr. Rosenbloom met with members of the House of Representatives and the Senate during which Mr. Rosenbloom was able to educate legislators about the Company and the mortgage REIT industry, in general.

•     Mr. Rosenbloom continues to successfully negotiate, draft, and complete important trade agreements with third parties that enhance the Company’s financing opportunities. As of December 31, 2016, the Company had Master Repurchase Agreements in place for borrowings through repurchase transactions (“repo borrowings”) with 50 counterparties, which provides the Company with excellent breadth and depth to diversify repo borrowings, and avoid too much exposure to any one counterparty.

As noted above, through his work on counterparty agreements, as well as working closely and seamlessly with the Company’s trade desk and other colleagues, Mr. Rosenbloom continues to successfully oversee the expansion of the Company’s borrowing capabilities.

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Compensation of Our Named Executive Officers for 2016 Performance

In order to provide stockholders with a more complete description of our NEOs’ compensation, we are providing each NEO’s total direct compensation for performance in 2016 as compared to targeted amounts. In contrast to the SEC prescribed Summary Compensation Table, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted in the first quarter of 2017 for performance during 2016. This table supplements, and does not replace, the Summary Compensation Table.

Named Executive Officer	Base Salary		Cash Awards	Long-Term Stock Awards	2016 Total Compensation
Kevin E. Grant	$750,000		$1,065,000(1)	$1,065,000(2)	$2,880,000(3) (9.6% below target)
Frances R. Spark	500,000	(4)	400,000(1)	—	900,000(3) (28% below target)
Jack DeCicco	500,000	(5)	205,000(1)	205,000(2)	910,000(3) (9.0% below target)
Richard E. Cleary	450,000		205,500(1)	205,500(2)	861,000(3) (4.3% below target)
Thomas A. Rosenbloom	450,000		215,000(1)	215,000(2)	880,000(3) (2.2% below target)
(1)	Awards were paid on February 2, 2017, and relate to 2016 performance.
(2)	Represents the grant date fair value of restricted stock awards made on February 18, 2017 relating to performance in 2016. These restricted stock awards vest over a five year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined in his or her employment agreement) or voluntary resignation without Good Reason (as defined in his or her employment agreement).
(3)	Excludes $53,000 in compensation relating to contributions on their behalf to our SEP.
(4)	On February 18, 2016, the Company announced Frances R. Spark’s retirement from her positions with the Company, effective as of May 31, 2016. Ms. Spark continued her employment with the Company through February 28, 2017 to transition her duties and responsibilities and assist with various strategic projects.
(5)	Jack DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s received salary of $450,269 pro-rated based on his start date of March 7, 2016. For comparative purposes, amounts reflects his annualized $500,000 base salary.

Summary of Changes in 2017 Plan Compared to 2016 Bonus Plan

The Compensation Committee and Board approved the 2017 Incentive Compensation Plan (the “2017 Bonus Plan”) in January 2017, which maintained the same structure as the Company’s Bonus Plans for 2016, 2015, and 2014 with some slight modifications to some of the terms, as more fully described below. Because the difficult investing and interest rate environment that adversely impacted the Company at the end of 2016 is expected to continue in 2017, as previously described, the Compensation Committee slightly lowered the target hurdle rates for the one and three year book value TSR bonus components. The minimum and maximum hurdle rates were not adjusted. The amount of the bonus award eligible to be paid under the one-year book value TSR will be determined based on the Company’s performance relative to the hurdle rates included in the following table, with linear interpolation for achievement falling between the hurdle rates:

Bonus Levels	Hurdle Rates
No Bonus	Less than 4%
Minimum	4%
Target	8%
Maximum	Greater than 12%

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The amount of the bonus award eligible to be paid under the three-year book value TSR will be determined based on the Company’s performance relative to the hurdle rates included in the following table, with linear interpolation for achievement falling between the hurdle rates:

Bonus Levels	Hurdle Rates
No Bonus	Less than 12%
Minimum	12%
Target	28%
Maximum	Greater than 36%

The 2017 Plan includes the same peer group of companies, including the Company, as were included in the 2016 Bonus Plan relating to the Relative Return Sub-Component, except that one company was removed due to its acquisition during 2016. The structure is the same as was included in the 2016 Bonus Plan as well, other than the one change discussed above. The amount of the bonus award eligible to be paid under the one year Relative TSR and three year Relative TSR will be determined based on the Company’s ranking among this peer group as described in the table below:

Bonus Levels	Ranking Amongst Peer Group
No Bonus	12th - 14th
Minimum	8th - 11th
Target	4th - 7th
Maximum	1st - 3rd

Risk Considerations

The Compensation Committee recognized that utilizing quantitative measures to determine incentive compensation could improperly incent management to take unnecessary risks, especially with respect to our asset mix and our leverage ratio. Because of the risks to the Company of increased leverage, the Bonus Plan prescribed a leverage limit of 8 to 1, as has been the case for the last three fiscal years, whereby awards based on results attributed to amounts in excess of such limit would not have been paid. The Compensation Committee understands that our leverage ratio changes frequently in the ordinary course of our business and operations. Management provides the Board of Directors monthly reports that include, among other information, an estimate of our leverage ratio as of the end of each month the report covers. In addition, Mr. Grant regularly communicates with the Board of Directors during the course of the year to offer insights about the investment environment, and how the markets are impacting the Company’s financial condition and results of operations, including our leverage ratio. Accordingly, the Compensation Committee and the Board are able to monitor our leverage ratio on a monthly basis. During 2016, the Company’s leverage ratio was below 8 to 1 as of the end of each calendar month, and, as of December 31, 2016, it was 7.06 to 1.

Benefits and Perquisites

The NEOs are generally eligible to participate in the same benefit programs that we offer to other employees, including:

•	health and dental insurance;

•	long-term disability and life insurance;

•	paid time off and paid holidays; and

•	contributions to our SEP.

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We believe these benefits are competitive with overall market practices. In addition, we may provide additional perquisites and other personal benefits to enable us to attract and retain superior employees for key positions in the future. To date, we have not offered any perquisites to our NEOs. The Compensation Committee will periodically review the personal benefits and perquisites provided to each NEO and determine if they are consistent with current market practice.

Severance Benefits

Under our existing employment agreements, our NEOs are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code). The various levels of severance benefits for each of Mr. Grant, Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom were determined by the Compensation Committee to be appropriate for each individual based on the executive’s duties and responsibilities and were the result of arms-length negotiations with these individuals. The amount of the severance benefit is balanced against our need to be responsible to our stockholders and also takes into account the potential impact that severance payments may have in a change in control transaction. Our NEOs are not entitled to a gross up or indemnification for any parachute payment tax liability that they incur.

We believe it is in the best interest of our stockholders to have a “double trigger” requirement for payment of severance benefits upon a change in control transaction. Therefore, in order for our NEOs to receive severance payments upon a change in control transaction, such transaction must be followed by either (i) a termination of the NEO by us other than for “cause” within 24 months of the change in control transaction, or (ii) a termination by the NEO for “good reason” within 12 months of the change in control transaction. Having a double trigger severance requirement upon a change in control transaction is in the best interest of stockholders as it will prevent a potential acquirer from having to automatically pay out severance benefits to our NEOs upon a change of control, which could impact an acquirer’s decision to acquire us.

See “Potential Payments Upon Termination of Employment” for a detailed description of our executives’ severance benefits.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our NEOs other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We generally consider qualification for deductibility under Section 162(m) for compensation paid to our NEOs, including restricted stock granted pursuant to the Bonus Plan. The Compensation Committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m), but that is deemed to be in our best interests.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple of his or her then current base salary as follows:

Executive	Multiple of Base Salary
CEO	5x
Other Executive Officers	3x

Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must

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retain all of our common stock granted to the officer as compensation less any shares of our common stock tendered by such officer or returned by us to pay withholding taxes upon the vesting of such shares. From time to time the NCGC of the Board will review each executive officer’s compliance with the guidelines, and may grant exceptions to the guidelines as it deems appropriate and market competitive on a case-by-case basis. Taking into account any permitted transition period, all of our executive officers are currently in compliance with the minimum share ownership guidelines.

Compensation “Clawback” Policy

The Company has a Compensation “Clawback” Policy that provides that the Company will, to the full extent permitted by applicable law, have the discretion to require that each employee of the Company (each, a “Covered Employee”) (i) reimburse the Company for the full amount of any bonus or incentive or equity-based compensation (each, a “Bonus”) that is paid after October 16, 2014 (the “Effective Date”) if the Board determines that the Covered Employee engaged in fraud or willful misconduct that caused, or contributed to, a restatement of the reported financial or operating results of the Company (a “Restatement”) (after giving the Covered Employee an opportunity to be heard as provided below), or (ii) reimburse the Company for the Clawback Amount (defined below) that is paid after the Effective Date if the Board determines that the Covered Employee engaged in any other misconduct that caused, or contributed to, a Restatement (after giving the opportunity to be heard as provided below), in each case if:

(a) the payment, grant or vesting was predicated upon the achievement of certain reported financial or operating results that were subsequently the subject of a Restatement;

(b) a lower bonus and/or incentive or equity-based award under the applicable incentive compensation plan would have been paid based upon the restated financial or operating results of the Company (the difference being the “Clawback Amount”); and

(c) the Board gives the Covered Employee written notice of its intention to seek recoupment of any Bonus, and provides the Covered Employee an opportunity to be heard and present his or her position with respect thereto;

provided, further, that in each such instance, and to the extent allowable under applicable laws, the Company will require reimbursement from the Covered Employee, first, by effecting the cancellation of any unvested or deferred equity awards granted to the Covered Employee in connection with any Bonus for which the Company is seeking recoupment pursuant to the policy, and then, if any Bonus remains unpaid after such cancellation of unvested awards, by requiring payment in cash of such unpaid amount by the Covered Employee.

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NAMED EXECUTIVE OFFICER COMPENSATION MATTERS

Summary Compensation Table

The table below sets forth the compensation we paid or accrued with respect to the fiscal years ended December 31, 2016, 2015 and 2014 to all of our NEOs serving in their positions at December 31, 2016, 2015 and 2014, respectively.

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Kevin E. Grant	2016	$750,000	$825,028(2)	457,031(3)	$652,486(4)	$53,000	$2,737,545
Chairman of the	2015	750,000	785,938(5)	1,181,271(6)	457,031(7)	53,000	3,227,239
Board, Chief Executive Officer, Chief Investment Officer and President	2014	750,000	928,125(8)	1,548,750(9)	1,181,271(10)	52,000	4,460,146

Jack DeCicco	2016	450,269	342,838(2)	407,500(11)	108,581(4)	53,000	1,362,188
Current Chief Financial	2015	—	—	—	—	—	—
Officer and Treasurer	2014	—	—	—	—	—	—

Frances R. Spark	2016	500,000	291,419(2)	75,000(3)	108,581(4)	53,000	1,028,000
Former Chief Financial	2015	500,000	190,000(5)	181,669(6)	75,000(7)	53,000	999,669
Officer and Treasurer	2014	500,000	270,000(8)	312,500(9)	181,669(10)	52,000	1,316,169

Richard E. Cleary	2016	450,000	215,553(2)	67,500 (3)	97,723(4)	53,000	883,776
Chief Operating	2015	450,000	195,000(5)	163,502(6)	67,500(7)	53,000	929,002
Officer and Assistant Secretary	2014	450,000	243,000(8)	281,250(9)	163,502(10)	52,000	1,189,752

Thomas A. Rosenbloom	2016	450,000	234,553(2)	67,500(3)	97,723(4)	53,0000	902,776
Executive Vice	2015	450,000	255,000(5)	163,502(6)	67,500(7)	53,000	989,002
President of Business Development, General Counsel and Secretary	2014	450,000	324,000(8)	281,250(9)	163,502(10)	52,000	1,270,752

(1)	Represents compensation for each of our NEOs related to contributions on their behalf to our SEP.
(2)	Represents cash payments made on February 2, 2017 and the grant date fair value of stock awards made on February 18, 2017 pursuant to the qualitative component of the 2016 Bonus Plan. In addition, Mr. DeCicco’s Bonus reflects a $150,000 signing bonus he received in connection with his employment agreement dated March 7, 2016.
(3)	Represents the grant date fair value of stock awards made on February 18, 2016 relating to performance in 2015.
(4)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2016 Bonus Plan on February 2, 2017 relating to performance in 2016.
(5)	Represents cash payments made on February 12, 2016 and the grant date fair value of stock awards made on February 18, 2016 pursuant to the qualitative component of the 2015 Bonus Plan.
(6)	Represents the grant date fair value of stock awards made on February 18, 2015 relating to performance in 2014.
(7)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2015 Bonus Plan on February 12, 2016 relating to performance in 2015.
(8)	Represents cash payments made on February 13, 2015 and the grant date fair value of stock awards made on February 18, 2015 pursuant to the qualitative component of the 2014 Bonus Plan.
(9)	Represents the grant date fair value of stock awards made on February 18, 2014 relating to performance in 2013.
(10)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2014 Bonus Plan on February 13, 2015 relating to performance in 2014.
(11)	Represents the grant date fair value of 50,000 shares of common stock granted to Mr. DeCicco in connection with his employment agreement dated March 7, 2016.

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Employment Agreements

We have entered into employment agreements with Mr. Grant, Mr. DeCicco, Mr. Cleary and Mr. Rosenbloom. Pursuant to the terms of the employment agreements:

•	Mr. Grant serves as our Chairman, Chief Executive Officer, Chief Investment Officer and President; Mr. DeCicco serves as our Chief Financial Officer and Treasurer; Mr. Cleary serves as our Chief Operating Officer and Assistant Secretary; and Mr. Rosenbloom serves as our Executive Vice President of Business Development, General Counsel, and Secretary;

•	In 2016, Mr. Grant received an annual base salary of $750,000, Mr. DeCicco and Ms. Spark received an annual base salary of $500,000, and Messrs. Cleary and Rosenbloom each received an annual base salary of $450,000. In 2017, the Compensation Committee adjusted the NEOs’ base salaries for the first time since September 2011, and Messrs. Grant, DeCicco, Cleary, and Rosenbloom 2017 base salaries were increased to $850,000, $525,000, $475,000, and $500,000, respectively;

•	Each NEO is entitled to participate in our annual incentive plans, including the 2016 Bonus Plan;

•	With the exception of Mr. Grant, each of the executives is subject to a one-year non-competition agreement following termination of their employment other than a termination without “cause” or a termination by the executive for “good reason.” Mr. Grant is subject to a two-year non-competition agreement following termination of his employment other than a termination without “cause” or a termination by the executive for “good reason.”

Also, each executive is entitled to certain severance benefits upon a termination of employment by us without “cause” or a termination of employment by the executive for “good reason” and upon a termination due to “disability,” each described in more detail below in “Potential Payments Upon Termination of Employment.”

Bonus

Due to their discretionary nature, amounts granted under the qualitative component of the 2016 Bonus Plan are deemed to be “bonuses” and not included as (i) grants of “non-equity incentive compensation”, or (ii) “Stock Awards”. See “Compensation of Our Named Executive Officers for 2016 Performance” for a description of bonus payments made under the 2016 Bonus Plan.

Incentive Compensation Awards

See “Description of Plan-Based Awards” for a description of the cash component of the quantitative portion of our incentive compensation awards for 2016 that were paid on February 2, 2017, and which are included in the Summary Compensation Table for 2016.

Stock Awards

Equity awards for the quantitative portion of the 2016 Bonus Plan for 2016 performance were granted on February 18, 2017 and, therefore, are not included in the Summary Compensation Table for 2016.

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Grants of Plan Based Awards

The following table reflects our grants of plan-based awards under the 2016 Bonus Plan for performance during 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Grant Type	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)

Kevin E. Grant	2/18/16	Restricted Stock	—	—	—	114,555(3)	$850,000
		Annual Incentive (cash)	$375,000	$1,218,750	$2,062,500	—	—
Jack DeCicco	2/18/16	Restricted Stock	—	—	—	—	—
		Annual Incentive (cash)	125,000	250,000	375,000	—	—
Frances R. Spark	2/18/16	Restricted Stock	—	—	—	22,911(3)	170,000
		Annual Incentive (cash)	125,000	250,000	375,000	—	—
Richard E. Cleary	2/18/16	Restricted Stock	—	—	—	22,237(3)	165,000
		Annual Incentive (cash)	112,500	225,000	337,500	—	—
Thomas A. Rosenbloom	2/18/16	Restricted Stock	—	—	—	26,280(3)	195,000
		Annual Incentive (cash)	112,500	225,000	337,500	—	—

(1)	Stock Awards relating to 2016 performance were granted on February 18, 2017 and are, therefore, not included in the table.
(2)	Represents the grant date fair value of restricted stock awarded determined in accordance with FASB Accounting Standards Codification Topic 718. See footnote 11 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 17, 2017, for a description of the assumptions used in determining the grant date fair value of these shares.
(3)	Granted pursuant to the 2013 Equity Plan.

Description of Plan Based Awards

As described in “Compensation, Discussion & Analysis—Annual Incentive Compensation,” the Bonus Plan contained both a quantitative and a qualitative component. The 2016 Bonus Plan rewarded employees if one-year or three-year book value TSR exceeded various hurdle rates between 4% and 12%, with the amounts awarded dependent upon the hurdle rate achieved, with linear interpretation between hurdle rates. In 2016, our one-year book value TSR was (0.20)% and our three-year book value TSR was 26.24%. As a result, our NEOs were not eligible to receive a bonus for 25% of the Absolute Return Sub-Component relating to the one-year book value TSR, but did receive a payout interpolated between the minimum and target bonus opportunities for 25% of the Absolute Return Sub-Component relating to the three-year book value TSR. When comparing the one-year and three-year TSR at December 31, 2016 among a specified competitor peer group, these total returns qualified our NEOs for the minimum bonus level for the one-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends), and the maximum bonus level for the three-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends), pursuant to the Relative Return

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Sub-Component of the quantitative component of the 2016 Bonus Plan. For more information on how the Absolute Return Sub-Component and Relative Return Sub-Component were calculated, see “Compensation Discussion & Analysis—Annual Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year End

The following table reflects our outstanding equity awards as of December 31, 2016:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested

Kevin E. Grant	—	—		451,974(1)	$3,493,759
Jack DeCicco	—	—		50,000(2)	386,500
Frances R. Spark	—	—		85,048(3)	657,421
Richard E. Cleary	—	—		79,121(4)	611,605
Thomas A. Rosenbloom	—	—		87,085(5)	673,167

(1)	Of these shares, 18,727 vest ratably over a one year period with the next vesting date on February 13, 2017, 60,253 vest ratably over a two year period with the next vesting date on February 20, 2017, 108,179 vest ratably over a three year period with the next vesting date on February 18, 2017, 150,260 shares vest ratably over a four year period with the next vesting date on February 18, 2017, and 114,555 shares vest ratably over a five year period with the first vesting date after December 31, 2016 on February 18, 2017.
(2)	These shares vest ratably over five years with the first vesting date after December 31, 2016 on March 7, 2017.
(3)	All of these shares vested upon Ms. Spark’s retirement on February 28, 2017.
(4)	Of these shares, 1,124 shares vest ratably over a one year period with the next vesting date on February 13, 2017, 10,308 shares vest ratably over a two year period with the next vesting date on February 20, 2017, 19,646 vest ratably over a three year period with the next vesting date on February 18, 2017, 29,727 shares vest ratably over a four year period with the next vesting date on February 18, 2017 and 26,280 vest ratably over five years with the first vesting date after December 31, 2015 on February 18, 2017.
(5)	Of these shares, 1,124 shares vest ratably over a one year period with the next vesting date on February 13, 2017, 10,308 shares vest ratably over a two year period with the next vesting date on February 20, 2017, 19,646 vest ratably over a three year period with the next vesting date on February 18, 2017, 29,727 shares vest ratably over a four year period with the next vesting date on February 18, 2017 and 26,280 vest ratably over five years with the first vesting date after December 31, 2015 on February 18, 2017.

Options Exercised and Stock Vested

The following table reflects restricted shares our NEOs acquired on vesting during 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kevin E. Grant	152,476	$1,165,826
Jack DeCicco	—	—
Frances R. Spark	20,824	154,398
Richard E. Cleary	19,222	142,580
Thomas A. Rosenbloom	20,257	150,274

Pension Benefits

We do not maintain a pension plan.

Nonqualified Deferred Compensation

We did not have a deferred compensation plan in 2016.

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Potential Payments Upon Termination of Employment

The following summaries set forth potential payments payable to our NEOs upon termination of employment or a change in control of us under their current employment agreements. Post-employment payments to our NEOs are determined by reference to their base salary and incentive compensation.

Termination by Us Other Than for Cause or Termination by the Executive for Good Cause

If we terminate an executive officer’s employment without “cause,” or if the executive officer resigns for “good reason,” we must immediately pay any unpaid portion of the executive’s base salary. In addition, the executive is entitled to receive a severance payment equal to a multiple of his or her average base salary plus the average incentive compensation earned during the shorter of (i) the three fiscal years immediately preceding the year of termination or (ii) the period of time beginning on the date of the executive’s employment agreement though the date of his or her termination of employment. The severance payment multiple for each of Mr. Grant, Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom is 2.5, 1.5 during 2017 and 1.0 thereafter, 1.0 and 1.0, respectively. One half of this severance amount is payable by the later of (i) 30 days after the termination date or (ii) five business days after the effectiveness of the executive’s liability release agreement, and the remaining severance amount is payable by March 15 of the year following the termination date. Additionally, upon a termination by us without “cause” or by the executive for “good reason,” we shall reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination (or, if the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination).

“Good Reason” is defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

•	our failure to pay the executive any amounts due under his or her employment agreement in a timely manner;

•	a material diminution in the executive’s duties, authorities or responsibilities. However, “Good Reason” does not include: (i) with respect to Mr. Grant, the removal of the title of Chairman, Chief Investment Officer or President, so long as he retains his title of Chief Executive Officer; (ii) with respect to Ms. Spark, the removal of the title of Treasurer so long as she retains her title of Chief Financial Officer; (iii) with respect to Mr. Cleary, the removal of the title of Assistant Secretary so long as he retains his title of Chief Operating Officer, and (iv) with respect to Mr. Rosenbloom, the removal of the title of Executive Vice President of Business Development so long as he retains his titles of General Counsel and Secretary;

•	a reduction in the executive’s base salary below the initial base salary set forth in his or her employment agreement;

•	the relocation of the executive’s principal place of employment more than 50 miles from Waltham, Massachusetts (except for a relocation approved by a majority of the independent directors);

•	a material breach by us of the employment agreement;

•	with respect to Mr. Grant only, a failure to nominate him as a member of the Board of Directors; or

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•	our failure to obtain the assumption of the executive’s employment agreement in writing by any successor following a “change in control” (as defined in the employment agreement).

We have a 30-day cure period to cure the grounds asserted for a termination for “Good Reason.”

“Cause” is defined by the employment agreements as the occurrence of one or more of the following:

•	acts or omissions constituting recklessness or willful misconduct on the part of the executive in connection with the performance of his duties to us (subject to certain notice and cure provisions);

•	a material breach by the executive of the terms of his or her employment agreement (subject to certain notice and cure provisions);

•	the failure of the executive to adhere to the lawful directions of the Board that are reasonably consistent with the executive’s duties and positions (subject to certain notice and cure provisions); or

•	the executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with our assets or to a felony.

If any payments, distributions or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Code on payments related to a change in control (parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate an executive’s employment without cause or if the executive terminates his or her employment for good reason, all unvested shares of restricted stock owned by the executive as of the termination date will become immediately vested.

Failure to Renew Employment Agreements

If Mr. Grant’s employment is terminated due to our failure to renew his employment agreement, Mr. Grant will be entitled to receive a severance payment from us equal to two (2) times the average of (i) his base salary plus (ii) the incentive compensation earned during the shorter of (A) the three fiscal years immediately preceding the year of termination or (B) the period of time beginning on the date of Mr. Grant’s employment agreement through the date of his termination of employment. Our failure to renew the employment agreements of Mr. DeCicco, Mr. Cleary or Mr. Rosenbloom will be treated as a termination by us without cause for purposes of determining severance benefits.

Termination in Connection with a Change-in-Control Transaction

A “change-in-control” transaction is deemed to have occurred if:

•	our stockholders approve of a plan for our complete liquidation or dissolution;

•	we sell or dispose of all or substantially all of our assets;

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•	any person becomes the beneficial owner of greater than 50% of our voting shares;

•	we are part of a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event own less than 50% of the voting power of the surviving company following such event;

•	during any period of two consecutive years, board members as of the effective date of the employment agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors unless any new board member was approved by a vote of a majority of the Incumbent Directors; or

•	the Board of Directors adopts a resolution stating that, as a result of any transaction or event, a “change-in-control” transaction has occurred.

Our NEOs will not receive any severance solely due to a change-in-control transaction and our NEOs are not entitled to a gross up or indemnification for any parachute tax liability that they incur. In order for our NEOs to receive severance benefits in connection with a change-in-control transaction, either (i) the NEO must have been terminated other than for “cause” within 24 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination by us other than for “cause”) or (ii) the NEO must have terminated his or her employment for “good reason” within 12 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination for “good reason”).

Termination upon Death

Upon the death of an executive during his or her employment with us, we are obligated to pay his or her estate all accrued but unpaid amounts of his or her base salary and the pro rata portion of his or her incentive compensation for the year of his or her death. The amount of the incentive compensation paid in the year of an executive’s death will equal the maximum performance bonus he or she would have been entitled to receive for that year (as determined at the end of the year of his or her death) multiplied by a ratio equal to the number of days he or she was employed in the year of his or her death divided by 365. The incentive compensation will be paid at the same time and manner had the executive not died. In addition, the executive’s beneficiaries will receive benefits in accordance with our retirement, insurance and other applicable programs and plans then in effect.

Termination upon Disability

We are entitled to terminate an executive’s employment due to his or her disability if he or she has been absent from the full-time performance of his or her duties with us for six consecutive months, and if, within 30 days after written notice by us, he or she has not returned to the full-time performance of his or her duties. We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his or her duties and until the later of the date he or she is terminated from employment due to disability or the date he or she begins to receive long-term disability payments under our long-term disability plan. In addition, the executive will be entitled to receive a pro rata portion of the incentive compensation for the year of the executive’s termination due to disability and a severance amount equal to 0.75 times (or, in the case of Mr. Grant only, two times) the average amount of the executive’s base salary during the shorter of (i) three fiscal years immediately preceding the year of termination or (ii) the period of time from the effective date of his or her employment agreement to the date of termination. Disability severance amounts shall be payable by us in 12 (or, in the case of Mr. Grant only, 24) equal monthly installments beginning on the month immediately following the termination date.

We also will reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24

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months) after termination. If the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination.

Termination by the Company for Cause or by the Executive Without Good Reason

If we terminate the executive for cause or if the executive terminates employment without good reason:

•	we are obligated to pay him or her only all accrued but unpaid amounts of his or her base salary and any previously awarded but unpaid incentive compensation; and

•	we will not be required to provide any additional benefits to the executive and any of the executive’s unvested equity awards shall be forfeited.

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Potential Post-Employment Payments and Payments upon a Change-In-Control

The following table presents the potential post-employment payments and payments our NEOs would be entitled to receive under their employment agreements following the payment trigger events in their respective employment agreements, which are included in the table below. We assumed that the triggering event took place on December 31, 2016 for purposes of the calculations in the table below:

Name	Benefit	Termination Without Cause or for Good Reason	Termination Without Cause Within 24 Months Following a Change of Control	Termination for Good Reason Within 12 Months Following a Change of Control	Termination Due to Failure to Renew Employment Agreement	Disability
Kevin E. Grant	Base Salary	$1,875,000	$1,875,000	$1,875,000	$1,500,000	$	1,500,000
	Incentive Compensation	6,740,138	6,740,138	6,740,138	5,392,111		—
	Equity Awards(1)	3,493,759	3,493,759	3,493,759	3,493,759		3,493,759
	Healthcare Premiums(2)	42,833	42,833	42,833	42,833		42,833

	Total	$12,151,730	$12,151,730	$12,151,730	$10,428,703	$	5,036,592

Jack DeCicco	Base Salary	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$	375,000
	Incentive Compensation	$1,250,000	$1,250,000	$1,250,000	$1,250,000	$	375,000
	Equity Awards(1)	386,500	386,500	386,500	386,500		386,500
	Healthcare Premiums(2)	21,417	21,417	21,417	21,417		21,417

	Total	$3,157,917	$3,157,917	$3,157,917	$3,157,917	$	782,917

Frances R. Spark(3)	Base Salary	$—	$—	$—	$—	$	—
	Incentive Compensation	—	—	—	—		—
	Equity Awards	—	—	—	—		—
	Healthcare Premiums	—	—	—	—		—

	Total	$—	$—	$—	$—	$	—

Richard E. Cleary	Base Salary	$450,000	$450,000	$450,000	$450,000	$	337,500
	Incentive Compensation	487,501	487,501	487,501	487,501		—
	Equity Awards(1)	611,605	611,605	611,605	611,605		611,605
	Healthcare Premiums(2)	21,417	21,417	21,417	21,417		21,417

	Total	$1,570,523	$1,570,523	$1,570,523	$1,570,523	$	970,522

Thomas A. Rosenbloom	Base Salary	$450,000	$450,000	$450,000	$450,000	$	337,500
	Incentive Compensation	534,501	534,501	534,501	534,501		—
	Equity Awards(1)	673,167	673,167	673,167	673,167		673,167
	Healthcare Premiums(2)	21,417	21,417	21,417	21,417		21,417

	Total	$1,679,085	$1,679,085	$1,679,085	$1,679,085	$	1,032,084

(1)	Represents the fair value of all unvested shares of restricted stock as of December 31, 2016.
(2)	Represents the present value of all reimbursable health insurance premiums.
(3)	On February 18, 2016, the Company announced Frances R. Spark’s retirement from her positions with the Company, effective as of May 31, 2016. Ms. Spark continued her employment with the Company through February 28, 2017 to transition her duties and responsibilities and assist with various strategic projects. Upon termination of her employment, the only consideration that Ms. Spark received was the accelerated vesting of her previously issued restricted stock awards. For a more detailed description of Ms. Spark’s Retirement Agreement, see “2016 Incentive Compensation Decisions.”

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Equity Compensation Plans

The following table provides information as of December 31, 2016 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders	—	$—	7,208,995
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	—	$—	7,208,995

(1)	The Company’s only equity compensation plan that has shares available for future issuance is the 2013 Equity Plan.

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BIOGRAPHICAL INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

Name	Age	Background Information

Kevin E. Grant Chairman of the Board, Chief Executive Officer, President, and Chief Investment Officer	56	Background information about Mr. Grant may be found under “Nominees for Director” in this proxy statement.

Jack DeCicco Current Chief Financial Officer and Treasurer	41	Mr. DeCicco has served as our Chief Financial Officer and Treasurer since June 2016. From May 2013 to February 2016, Mr. DeCicco served as the Chief Financial Officer of Annaly Commercial Real Estate Group, Inc., the commercial real estate business of Annaly Capital Management, Inc. (“Annaly”), which was previously CreXus Investment Corp. (“CreXus”), where Mr. DeCicco was appointed as Chief Financial Officer in April 2013. He was most recently appointed to serve as Chief Accounting Officer of Annaly effective December 2015. In addition, Mr. DeCicco served as the Chief Financial Officer and Secretary of Annaly’s wholly-owned captive insurance company since its inception in January 2014. From March 2012 until April 2013, Mr. DeCicco served as the Chief Accounting Officer of CreXus and Chimera Investment Corporation. From September 2002 to March 2012, Mr. DeCicco served in various roles of increasing responsibility within Ernst & Young LLP’s New York office Assurance practice. Most recently at Ernst & Young LLP, Mr. DeCicco was a Senior Manager where he served in a dual capacity role as both a financial statement auditor, serving publicly traded companies (primarily mortgage REITs) and private companies, and as the technical accounting subject matter resident in Ernst & Young LLP’s Global Real Estate Center. Mr. DeCicco is a Certified Public Accountant and holds a B.S. degree from The Pennsylvania State University.

Frances R. Spark Former Chief Financial Officer and Treasurer	58	Ms. Spark was our Chief Financial Officer and Treasurer until May 31, 2016, a position she had held since August 2009. On February 18, 2016, the Board appointed Mr. DeCicco as Chief Financial Officer and Treasurer of the Company, effective June 1, 2016. To assist with the transition, Ms. Spark remained an employee of the Company until February 28, 2017.

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Name	Age	Background Information

Richard E. Cleary Chief Operating Officer and Assistant Secretary	53	Mr. Cleary has served as our Chief Operating Officer since January 2006 and has served as our Assistant Secretary since June 2007. From January 2006 to August 2011, Mr. Cleary served as Chief Operating Officer of Sharpridge, and from June 2007 to August 2011, he also served as Assistant Secretary of Sharpridge. Prior to joining us and Sharpridge in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services (“OneSource”). Prior to OneSource, Mr. Cleary’s work experience included building Thomson Financial’s First Call research and quantitative services businesses in Asia, and serving as a principal with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Thomas A. Rosenbloom Executive Vice President of Business Development, General Counsel and Secretary	54	Mr. Rosenbloom has served as our Secretary since June 2007 and as our Executive Vice President of Business Development, General Counsel and Secretary since September 2011. He also served as the General Counsel of Sharpridge from May 2007 to August 2011 and the Secretary of our former manager from June 2007 to August 2011. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007 Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a director of Fremon Scientific, Inc., a privately-held early stage medical device company, and he has served as a member of the Board of Directors or as an advisor for several of his former clients.

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PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2017, and is requesting that our stockholders ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accountants since February 2006. The Audit Committee periodically considers whether there should be a rotation of the external audit firm. In conjunction with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner. Each of our Audit Committee, Board and management considers Deloitte & Touche LLP to be well qualified. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent auditor is in the best interests of the Company and our stockholders.

Fee Disclosure

The Audit Committee is responsible for the negotiation of audit fees associated with our retention of Deloitte & Touche LLP. The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for each of our last two fiscal years:

	Fiscal Year Ended December 31,
	2016		2015
Audit Fees	$	768,967	$	726,537
Audit-Related Fees		—		—
Tax Fees		75,168		82,850
All Other Fees		2,000		2,000

Total	$	846,135	$	811,387

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Deloitte & Touche LLP related to our public offerings and registration statements. In 2016 and 2015, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $0 and $0, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

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All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2016, “All Other Fees” consisted of a subscription fee for Deloitte & Touche LLP’s accounting technical library.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services. The Audit Committee or designated member concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

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AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee’s charter. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte & Touche LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2016.

In addition, the Audit Committee discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accountants the auditors’ independence from management and us and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact “independent.”

By the Audit Committee

David A. Tyson, PhD (Chairman)

Tanya S. Beder

Karen Hammond

Raymond A. Redlingshafer, Jr.

Dale A. Reiss

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 15, 2017, with respect to:

•	each of our directors;

•	each of our director nominees;

•	each of our NEOs;

•	each stockholder of the Company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his or her shares of common stock as collateral, and each named beneficial owner has sole voting power and sole dispositive power.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Percent of Common Stock
5% Stockholders BlackRock, Inc. (2)	13,862,607	9.14%
The Vanguard Group, Inc. (3)	11,787,753	7.77%
Directors and Executive Officers
Kevin E. Grant(4)	786,029	*
Tanya S. Beder(5)	41,865	*
Richard E. Cleary(6)	206,342	*
Karen Hammond(5)	43,073
Jeffery P. Hughes(5)(8)	124,678	*
Stephen P. Jonas(5)	89,792	*
Raymond A. Redlingshafer, Jr.(7)	64,854	*
Dale A. Reiss(5)	23,119	*
Thomas A. Rosenbloom(9)	165,046	*
Jack DeCicco(11)	76,282	*
James A. Stern(5)(11)	119,098	*
David A. Tyson(5)	23,377	*

All Executive Officers and Directors as a Group (12) persons	27,413,915	1.04%

*	Represents ownership of less than 1.0%.
(1)	In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days of March 15, 2017 (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days).
(2)

Information based on a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. (“BlackRock”). Blackrock has (a) sole voting power over 13,525,573 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 13,862,607 shares; and (d) shared dispositive power over zero shares. BlackRock beneficially owns an aggregate of 13,862,607 shares. This total includes shares on behalf of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset

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Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.
(3)	Information based on a Schedule 13G filed with the SEC on February 9, 2017 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has (a) sole voting power over 181,504 shares; (b) shared voting power over 12,490 shares; (c) sole dispositive power over 11,601,369 shares; and (d) shared dispositive power over 186,384 shares. Vanguard beneficially owns an aggregate of 11,787,753 shares. This total includes 173,894 shares on behalf of Vanguard Fiduciary Trust Company and 20,100 shares on behalf of Vanguard Investments Australia, Ltd. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Includes 443,123 unvested shares of restricted stock.
(5)	Includes 2,736 unvested shares of restricted stock.
(6)	Includes 81,797 unvested shares of restricted stock.
(7)	Includes 2,736 unvested shares of restricted stock.
(8)	Includes 24,000 shares of common stock held in trusts for which Mr. Hughes is a trustee.
(9)	Includes 89,134 unvested shares of restricted stock.
(10)	Includes 66,282 unvested shares of restricted stock.
(11)	Includes 16,666 shares of common stock held in a trust for which Mr. Stern is a trustee.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2016 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Options and Restricted Stock Awards

We have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to certain officers and employees. See “Named Executive Officer Compensation for 2016—Compensation, Discussion and Analysis—Compensation of Our Named Executive Officers for 2016 Performance” and “Director Compensation for 2016” for a discussion of the restricted stock that we granted to our NEOs and directors in 2016.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Certain of our executive officers, directors, and employees own shares of our common stock as a result of purchases of our common stock in certain of our private offerings, our initial public offering and open market transactions. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our corporate secretary would then assess whether the proposed transaction is a “related person transaction” and, if so, promptly communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

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STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2018 annual meeting of stockholders must be received by the corporate secretary of the Company no later than December 1, 2017 in order to be considered for inclusion in our proxy statement relating to the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2018 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than November 1, 2017 and on or before 5:00 p.m., Eastern Time, December 1, 2017. If the 2018 annual meeting of stockholders is scheduled to take place before April 12, 2018 or after June 11, 2018, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made public by the Company. Any such proposal should be mailed to: CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Corporate Secretary. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of the Company which are owned by such stockholder or any stockholder associated person, if any, and the nominee holder for, and number of, shares owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) but not of record by such stockholder and by such stockholder associated person;

•	any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or stockholder associated person, the purpose or effect of which is to give such stockholder and/or stockholder associated person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company (“synthetic equity interests”), which synthetic equity interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such stockholder and/or stockholder associated person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such stockholder and/or stockholder associated person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and/or stockholder associated person has a right to vote any shares of any security of the Company;

•	any short interest in any security of the Company;

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•	any rights to dividends on the shares of the Company owned beneficially by such stockholder and/or stockholder associated person that are separate or separable from the underlying shares of the Company;

•	any proportionate interest in shares of the Company or synthetic equity interests held, directly or indirectly, by a general or limited partnership in which such stockholder and/or stockholder;

•	associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

•	any performance-related fees (other than an asset-based fee) to which such stockholder and/or stockholder associated person is entitled based on any increase or decrease in the value of shares of the Company, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s and/or stockholder associated person’s immediate family sharing the same household; and

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest in such business of the stockholder and any stockholder associated person, individually or in the aggregate, including the anticipated benefit to the stockholder and any stockholder associated person.

A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

CYS Investments, Inc. 2017 Proxy Statement        65

“HOUSEHOLDING” OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Computershare by telephone at (800) 622-6757 within the U.S. and Canada or (781) 575-4735 outside the U.S. and Canada in writing at P.O. Box 30170, College Station, Texas 77842-3170.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary. You can also refer to our web site at www.cysinv.com. Information at, or connected to, our web site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas A. Rosenbloom

Secretary

Waltham, Massachusetts

March 31, 2017

CYS Investments, Inc. 2017 Proxy Statement        66

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Central Time, on May 12, 2017.

Vote by Internet • Go to www.envisionreports.com/CYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, a vote “FOR” Proposal 2, and a vote “FOR” Proposal 3.

1. Proposal to elect eight (8) directors (“Proposal 1”).	+

	For	Withhold		For	Withhold		For	Withhold
01 - Kevin E. Grant	☐	☐	02 - Tanya S. Beder	☐	☐	03 - Karen Hammond	☐	☐

04 - Stephen P. Jonas	☐	☐	05 - Raymond A. Redlingshafer, Jr.	☐	☐	06 - Dale A. Reiss	☐	☐

07 - James A. Stern	☐	☐	08 - David A. Tyson, PhD	☐	☐

	For	Against	Abstain	For	Against	Abstain
2. Advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 2”).	☐	☐	☐

3. To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (“Proposal 3”).

				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2017:

The proxy statement and our annual report to stockholders are available on the internet at http://www.cysinv.com. On this site, you will be able to access the proxy statement, our annual report to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders. If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (617) 639-0440.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — CYS INVESTMENTS, INC.	+

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2017

This Revocable Proxy is Solicited By the Board of Directors of CYS Investments, Inc.

The undersigned stockholder of CYS Investments, Inc., a Maryland corporation (the “Company”), hereby appoints Kevin E. Grant and Thomas A. Rosenbloom (collectively, the “Proxies”), and either of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the 2017 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of Goulston & Storrs, 50 Rowes Wharf, Boston, Massachusetts 02110, on May 12, 2017 at 9:00 a.m., Eastern Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present upon the following proposals and to vote according to their discretion on any other matter which may properly be presented for action at the Annual Meeting or any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director, “FOR” the approval of the compensation of the Company’s named executive officers, and “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS B ON THE OTHER SIDE OF THIS CARD.	+